As filed with the Securities and Exchange Commission on December 2, 2010
Registration No. 333-169399
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST BANCORP.
(Exact name of registrant as specified in its charter)

Puerto Rico	6022	66-0561882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8200
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lawrence Odell
Executive Vice President and General Counsel
First BanCorp.
1519 Ponce de León Avenue, Stop 23
Santurce, Puerto Rico 00908
(787) 729-8109
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Linda L. Griggs Andrew T. Budreika Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004	Richard A. Drucker, Esq. Arthur S. Long, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price(1)	Registration Fee(2)
Common Stock, $0.10 par value per share	$402,500,000.00	$28,698.25

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and includes shares of common stock that the underwriters have an option to purchase to cover over allotments, if any.

(2)	A registration fee of $40,997.50 has been paid previously in connection with this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION: DATED DECEMBER 2, 2010

PRELIMINARY PROSPECTUS

           Shares

Common Stock

First BanCorp. is the holding company for FirstBank Puerto Rico, a Puerto Rico-chartered commercial bank headquartered in San Juan, Puerto Rico.
We are offering           post-reverse stock split (as defined below) shares of our common stock representing an aggregate offering price of $350 million. Our common stock is traded on the New York Stock Exchange under the symbol “FBP.” On December 1, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $0.25 per pre-reverse stock split share.
Before the registration statement of which this prospectus is a part is declared effective, we will effect a reverse stock split (the “reverse stock split”) in the range of between one new share of common stock for 10 old shares of common stock and one new share of common stock for 20 old shares of common stock, which is the range that our stockholders approved at our Special Meeting of Stockholders on August 24, 2010. The number of authorized shares of common stock will remain the same after the reverse stock split. Once the ratio for the reverse stock split is determined, except where we state otherwise, all of the numbers and prices of shares presented in this prospectus will be restated on a post-reverse stock split basis.
The public offering price for each share of our post-reverse stock split shares of common stock will be determined by a negotiation between us and the underwriters based upon market conditions, an estimate of the change in the market price of our common stock as a result of the reverse stock split and other factors on the day we price the shares. In the usual case, as a result of a reverse stock split (all other things being equal), the market price of common stock may not rise proportionally to the decrease in outstanding shares resulting from the reverse stock split. While it is not possible to predict the impact of the reverse stock split in our case, consideration of the impact of the reverse stock split will be necessary in determining the number of post-reverse stock split shares to include in this offering.
We previously offered to issue shares of common stock for gross proceeds of $500 million. In connection with our decision to lower the size of the offering of shares of common stock for gross proceeds of $350 million, the United States Department of the Treasury (the “U.S. Treasury”) agreed to amendments to the terms of the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G, $1,000 liquidation preference per share (“Series G Preferred Stock”), which revise the terms under which we can compel the conversion of the Series G Preferred Stock into shares of common stock. The revised terms require that we sell shares of common stock for gross proceeds of $350 million, rather than $500 million, and provide for the issuance of approximately 438.7 million shares of common stock upon the mandatory conversion based on an initial conversion rate of 1034.1975 shares of common stock for each share of Series G Preferred Stock (calculated by dividing $750, or a discount of 25% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share, which is subject to adjustment). Previously, the discount was 35% from the $1,000 liquidation value.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 24 to read about factors you should consider before you make your investment decision.

	Per post-reverse stock split share	Total
Price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to First BanCorp.	$	$
We have granted the underwriters a 30-day option to purchase up to           additional post-reverse stock split shares of common stock (equal to 15% of the total number of shares we are offering) solely to cover over-allotments, if any.
Neither the Securities and Exchange Commission nor any securities commission of any state or other jurisdiction has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
These securities are not savings accounts, deposits, or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The underwriters expect to deliver the common stock to purchasers on or about          , 2010, subject to customary closing conditions.

Sole Book-Running Manager

Lead Manager
UBS Investment Bank

The date of this prospectus is          , 2010

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of these securities. In this prospectus, “First BanCorp,” “we,” “us,” and “our” refer to the consolidated operations of First BanCorp., and references to a company name refer solely to such company.

For investors outside the United States: Neither we nor any of the underwriters have taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third party research, surveys and studies are reliable, we have not independently verified such data.

About This Prospectus

This prospectus is part of a registration statement that we filed with Securities and Exchange Commission (the “SEC”). When required, we will file prospectus supplements to update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Additional Information” and “Incorporation By Reference.”

Additional Information

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from the SEC’s web site at http://www.sec.gov.

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Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring to these documents. The information included in the following documents is incorporated by reference and is considered a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes previously filed information.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 2, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC on May 10, 2010, August 9, 2010 and November 9, 2010, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 3, 2010 (excluding Item 2.02 and Exhibit 99.2 of Item 9.01), April 29, 2010 (excluding Items 2.02 and 9.01, as amended by Form 8-K/A filed with the SEC on May 3, 2010), June 4, 2010, July 2, 2010, July 7, 2010, July 15, 2010, July 16, 2010, July 20, 2010, August 17, 2010, August 18, 2010, August 23, 2010, August 24, 2010, August 26, 2010, October 26, 2010 (excluding the three paragraphs immediately following the bullets under the section heading “Third Quarter Highlights” beginning on the first page of Exhibit 99.1), November 24, 2010 and December 2, 2010;

•	Our Proxy Statement for the Annual Meeting of Stockholders held on April 27, 2010 filed with the SEC on April 6, 2010; and

•	Our Proxy Statement for the August 24, 2010 Special Meeting of Stockholders filed with the SEC on August 2, 2010.

You may request a copy of these filings, other than an exhibit to a filing (unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to: (787) 729-8109. E-mail requests may be directed to lawrence.odell@firstbankpr.com. You may also access this information at our website at www.firstbankpr.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. This prospectus includes or incorporates by reference information about the shares we are offering as well as information regarding our business and detailed financial data. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and any information incorporated by reference herein.

First BanCorp

OUR COMPANY

Founded in 1948, First BanCorp is the second-largest publicly owned financial holding company in Puerto Rico as measured by total assets as of September 30, 2010. We are subject to regulation, supervision and examination by the Federal Reserve Bank of New York (the “Federal Reserve”) and the Board of Governors of the Federal Reserve System. First BanCorp was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (“FirstBank”). We are a full-service provider of financial services and products with operations in Puerto Rico, the mainland United States (the “U.S.”), the United States Virgin Islands (the “USVI”) and the British Virgin Islands (the “BVI” and together with the USVI, the “Virgin Islands”). As of September 30, 2010, we had total assets of $16.7 billion, total deposits of $12.5 billion and total stockholders’ equity of $1.3 billion.

We provide a wide range of financial services for retail, commercial and institutional clients. We control two wholly owned subsidiaries: FirstBank, a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency, Inc., a Puerto Rico-chartered insurance agency (“FirstBank Insurance Agency”).

FirstBank is subject to the supervision, examination and regulation of both the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “OCIF”) and the Federal Deposit Insurance Corporation (the “FDIC”). Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the operations in the USVI are subject to regulation and examination by the United States Virgin Islands Banking Board and, in the BVI, operations are subject to regulation by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency is subject to the supervision, examination and regulation of the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico and operates six offices in Puerto Rico.

FirstBank conducts its business through its main office located in San Juan, Puerto Rico, forty-eight full service banking branches in Puerto Rico, fourteen branches in the USVI and the BVI and ten branches in the State of Florida.

In addition to the banking operations of FirstBank, we provide, through directly or indirectly owned subsidiaries, small loan origination services in Puerto Rico and the USVI, residential mortgage loan origination services, local municipal bond underwriting services and insurance services in Puerto Rico and the USVI.

BUSINESS SEGMENTS

We have six operating segments: Commercial and Corporate Banking, Mortgage Banking, Consumer (Retail) Banking and Treasury and Investments in Puerto Rico; United States Operations; and Virgin Islands Operations. Each of our six operating segments is described below:

Commercial and Corporate Banking

The Commercial and Corporate Banking segment consists of our lending and other services across a broad spectrum of industries ranging from small businesses to large corporate clients. FirstBank has developed expertise in industries including healthcare, tourism, financial institutions, food and beverage, income-producing real estate and the public sector. The Commercial and Corporate Banking segment offers commercial loans, including commercial real estate (“CRE”) and construction loans, and other products such as cash management and business management services. A substantial portion of this portfolio is secured by the underlying value of the real estate collateral and personal guarantees of the borrowers.

Mortgage Banking

The Mortgage Banking segment conducts its operations mainly through FirstBank and its mortgage origination subsidiary, FirstMortgage, Inc (“FirstMortgage”). These operations consist of the origination, sale and servicing of a variety of residential mortgage loans products. Originations are sourced through different channels such as FirstBank branches, mortgage bankers and in association with new project developers. FirstMortgage focuses on originating residential real estate loans, some of which conform to Federal Housing Administration (“FHA”), Veterans Administration (“VA”) and Rural Development (“RD”) standards. Loans originated that meet FHA standards qualify for FHA’s insurance program whereas loans that meet VA and RD standards are guaranteed by their respective federal agencies.

The Mortgage Banking segment also acquires and sells mortgages in the secondary markets. More than 90% of FirstBank’s residential mortgage loan portfolio consists of fixed-rate, fully amortizing, full documentation loans. FirstBank is not actively engaged in offering negative amortization loans or option adjustable rate mortgage loans.

Consumer (Retail) Banking

The Consumer (Retail) Banking segment consists of our consumer lending and deposit-taking activities conducted mainly through FirstBank’s branch network and loan centers in Puerto Rico. Loans to consumers include auto, boat and personal loans and lines of credit. Deposit products include interest bearing and non-interest bearing checking and savings accounts, individual retirement accounts and retail certificates of deposit (“CDs”). Retail deposits gathered through each branch of FirstBank’s retail network serve as one of the funding sources for its lending and investment activities. Credit card accounts are issued under FirstBank’s name through an alliance with a nationally recognized financial institution, which bears the credit risk.

Treasury and Investments

The Treasury and Investments segment is responsible for our treasury and investment management functions. In the treasury function, which includes funding and liquidity management, the Treasury and Investments segment sells funds to the Commercial and Corporate Banking segment, the Mortgage Banking segment and the Consumer (Retail) Banking segment to finance their respective lending activities and purchases funds gathered by those segments.

United States Operations

The United States Operations segment consists of all banking activities conducted by FirstBank in the U.S. mainland. FirstBank provides a wide range of banking services to individual and corporate customers primarily in southern Florida through its ten branches and two specialized lending centers. Our success in attracting core deposits in Florida has enabled us to become less dependent on brokered deposits. The United States Operations segment offers an array of both retail and commercial banking products and services. Consumer banking products include checking, savings and money market accounts, retail CDs, internet banking services, residential mortgages, home equity loans and lines of credit, automobile loans and credit cards through an alliance with a nationally recognized financial institution, which bears the credit risk.

The commercial banking services include checking, savings and money market accounts, CDs, internet banking services, cash management services, remote data capture and automated clearing house, or ACH, transactions. Loan products include the traditional commercial and industrial (“C&I”) and CRE products, such as lines of credit, term loans and construction loans.

Virgin Islands Operations

The Virgin Islands Operations segment consists of all banking activities conducted by FirstBank in the USVI and BVI, including retail and commercial banking services, with a total of fourteen branches serving St. Thomas, St. Croix, St. John, Tortola and Virgin Gorda. The Virgin Islands Operations segment is driven by its consumer, commercial lending and deposit-taking activities. Since 2005, FirstBank has been the largest bank in the USVI as measured by total assets.

CURRENT SITUATION

Like many financial institutions across the U.S., our operations have been adversely affected by sustained adverse economic conditions that have affected Puerto Rico and the U.S. The economy in Puerto Rico continues to be challenging, although the year-over-year economic activity and recent employment increases in the services, financial activities and tourism industries suggest some improvement. The Government Development Bank for Puerto Rico Economic Activity Index (“GDB-EAI”), which is a coincident index consisting of four major monthly economic indicators, namely total payroll employment, total electric power consumption, cement sales and gas consumption, monitors the actual trend of Puerto Rico’s economy. The GDB-EAI reflected a decrease in the rate of contraction of Puerto Rico’s economy in the ten-month period ended October 31, 2010 as compared to the ten-month period ended October 31, 2009, suggesting that economic activity has been stabilizing. In October 2010, it reflected the largest month-over-month improvement since October 2006 and the largest year-over-year improvement since April 2008. In addition, on November 29, 2010, Standard & Poor’s revised its outlook from “stable” to “positive” on the general obligation rating of “BBB-” for the Commonwealth of Puerto Rico.

The adverse economic conditions have negatively affected our capital position and reduced our profitability, particularly as a result of the dramatic reductions in the underlying collateral values of real estate for our secured loans. Since the beginning of 2009, we have taken a number of steps to enable us to emerge from the current adverse economic conditions as a stronger organization:

•	Capital Ratios. As of September 30, 2010, FirstBank’s capital ratios exceeded the minimum established capital ratios required for a “well-capitalized” depository institution, with approximately $336 million and $659 million of capital in excess of that required to satisfy the minimum ratios for total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets, respectively. We recently completed an offer to exchange newly issued shares of our common stock for any and all of the issued and outstanding shares of Noncumulative Perpetual Monthly Income Preferred Stock, Series A through E, and an exchange of shares of our Series F Preferred Stock (as defined below) that we previously had sold to the U.S. Treasury, plus dividends accrued thereon, for shares of Series G Preferred Stock. See “—Our Strategy—Strengthen our Capital Position.” The exchange offer improved the quality of our capital position by substantially increasing tangible common equity and enhanced our ability to meet any new capital requirements. As of September 30, 2010, our Tier 1 common equity to risk-weighted assets ratio increased from 2.86% as of June 30, 2010 to 6.62% and our tangible common equity to tangible assets ratio increased from 2.57% as of June 30, 2010 to 5.21%. See “Regulatory and Other Capital Ratios” and “Non-GAAP Data.” Further, we believe the completion of the exchange offer improves our ability to operate in the current economic environment, access the capital markets to fund strategic initiatives or other business needs and absorb any future credit losses.

•	Regulatory Agreements. On June 4, 2010, we announced that FirstBank had agreed to a Consent Order (the “Order”) issued by the FDIC and OCIF, dated as of June 2, 2010, and we had entered into a Written Agreement with the Federal Reserve, dated as of June 3, 2010 (the “Written Agreement” and collectively with the Order, the “Agreements”). The Agreements require us and FirstBank to take certain actions to, among other things, develop and adopt plans to attain certain capital levels and reduce non-performing and classified assets that have impacted FirstBank’s financial condition and performance. We have submitted our capital plan setting forth how we plan to improve our capital positions to comply with the above mentioned Agreements over time. Specifically, the capital plan details how we will achieve a total capital to risk-weighted assets ratio of at least 12%, a Tier 1 capital to risk-weighted assets ratio of at least 10% and a leverage ratio of at least 8%. In addition to the capital plan, we have submitted to our regulators a liquidity and brokered deposit plan, including a contingency funding plan, a non-performing asset reduction plan, a budget and profit plan, a strategic plan and a plan for the reduction of classified and special mention assets. Further, we have reviewed and enhanced our loan review program, various credit policies, our treasury and investments policy, our asset classification and allowance for loan and lease losses and non-accrual policies, our charge-off policy and our appraisal program. The Agreements also require the submission to the regulators of quarterly progress reports.

•	Deleverage. We have deleveraged our balance sheet in order to preserve capital, principally by selling investments and reducing the size of the loan portfolio. Significant decreases in assets have been achieved mainly through the non-renewal of matured commercial loans, such as temporary loan facilities to the Puerto Rico government, and through the charge-off of portions of loans deemed uncollectible. In addition, a reduced volume of loan originations has contributed to this deleveraging strategy.

During the first nine months of 2010, we reduced our investment portfolio by approximately $1.3 billion, while our loan portfolio decreased by $1.8 billion. The net reduction in securities and loans has reduced our total assets to $16.7 billion as of September 30, 2010, a decrease of $2.9 billion from December 31, 2009. This decrease in securities and loans allowed a reduction of $3.6 billion in wholesale funding as of September 30, 2010, including repurchase agreements, advances, and brokered CDs.

During the third quarter of 2010, we achieved a reduction of $1.0 billion in investment securities mostly as a result of a balance sheet repositioning strategy that resulted in the sale during August of $1.2 billion in investment securities combined with the early termination of repurchase agreements, which, given the yield and cost combination of the instruments, eliminated assets that were providing no positive marginal contribution to earnings.

•	Asset Quality. We have strengthened our processes to enhance asset quality through the implementation of stricter loan approval processes. In addition, the responsibilities of our Special Assets Group, which reports directly to our chief executive officer, have been expanded to include management of all activities related to our classified credits and non-performing assets for the commercial business with the purpose of improving their quality or disposing of the assets. See “—Our Strategy—Improve our Profitability.” Our Special Assets Group focuses on strategies for the accelerated reduction of non-performing assets through note sales, troubled debt restructurings, loss mitigation programs, sales of real estate owned and sales of loans through special purpose vehicles. In addition to the management of the resolution process for problem loans, the Special Assets Group oversees collection efforts for all loans to prevent migration to the non-performing and or classified status. Therefore, the Special Assets Group not only implements a remediation strategy, but also provides preventive oversight at a corporate level to reduce non-performing migration trends within the commercial loan portfolio.

As a result of these strategies, FirstBank has reduced delinquencies within the 30 to 89 days past due range and the level of non-performing loans as of September 30, 2010, when compared to the first quarter of 2010. Total non-performing loans decreased by $133.3 million to $1.51 billion when compared to $1.64 billion as of March 31, 2010. This decrease was mainly a function of charge-off activity and the sale of non-performing loans. During the first nine months of 2010, we sold non-performing assets totaling approximately $198.9 million, which includes $157.4 million of non-performing loans, and $41.5 million of real estate owned properties.

Our entire construction portfolio has been transferred to the Special Assets Group and is in the “workout” phase. Strategies are being implemented to expedite the resolution of problem loans through restructurings, note sales and short sales, among others. The portfolio is increasingly moving into the “project completion” phase. During the third quarter of 2010, $109.1 million of construction loans were converted to CRE loans, of which $78 million have Puerto Rico government guarantees. We expect additional conversions of construction loans to commercial loans or CRE loans in the amounts of $9.8 million in the fourth quarter of 2010 and $133.1 million in 2011. Absorption rates on residential construction projects in Puerto Rico, that is, the rates at which newly constructed units are sold, have increased for the third consecutive quarter from 6% in the third quarter of 2009 to 11% in the fourth quarter of 2009 to 17% in the first quarter of 2010 and to 18% in the second quarter of 2010. As a key initiative to increase the absorption rate in residential construction projects, we have engaged in discussions with developers to review the sales strategies and to reduce the sale price per unit. In addition, we believe that absorption rate may increase as a result of recent legislation enacted in Puerto Rico. In September, the Puerto Rico government enacted a housing stimulus package that provides various incentives to buyers of residences in Puerto Rico. See “—Recent Developments.” With respect to non-performing residential construction loans, we are providing mortgage financing incentives for buyers of the units.

The United States Operations segment has also had success in substantially reducing its construction loan portfolio and the level of non-performing assets. The construction portfolio in Florida has been reduced to $107 million as of September 30, 2010 from $981 million as of June 30, 2006 when construction lending in this segment was halted. Non-performing assets in Florida decreased by $189 million, or 49%, from $384 million as of December 31, 2009 to $195 million as of September 30, 2010.

With respect to the residential mortgage portfolio, delinquencies appear to be stabilizing as reflected by a $19.1 million, or 4%, reduction in residential non-performing loans over the last two quarters. As part of its asset quality initiatives for the residential mortgage portfolio, FirstBank developed a loss mitigation program in 2007 focused on providing homeownership preservation assistance. In 2010, FirstBank expanded the loss mitigation program, dedicated additional personnel and engaged a third party to further expand our resources in this area.

With respect to the consumer loan portfolio, performance of the portfolio has been stable since 2008. We continue to believe that this portfolio will remain stable.

•	Corporate Governance. We reorganized our management structure to better implement and execute our business strategies. In addition, since September of 2009 we have an independent chairman who is separate from the chief executive officer. Two new committees at the board level, a Strategic Planning Committee and a Compliance Committee, were established to provide ongoing monitoring of business strategies, financial targets and corporate objectives as well as compliance with regulatory Agreements.

We believe that these steps, together with our established, integrated and geographically diverse network, position us to emerge from the current adverse economic conditions as a stronger organization.

QUALITY OF LOAN PORTFOLIO

Loan Reviews

We regularly perform internal assessments of all loan portfolios. Our internal loan review unit (“Loan Review”) assesses a variety of factors, including the soundness of the loan structure, the value of the underlying collateral, the ability of the primary borrower to repay the debt as contracted, the accuracy of the risk ratings and the adherence to FirstBank’s policies. Loan Review is an independent function and, as such, reports to the audit committee of our board of directors. Loan Review applies a risk-based approach in selecting commercial loans for review purposes. The scope of our annual plan to internally review loans, which is designed to include a representative mix of our commercial loan portfolio, encompasses nearly 65% of our total commercial loan portfolio as measured in dollars. The annual plan contemplates the quarterly review of those loans classified as special mention or worse and/or in non-accrual status and an annual review. The review of the retail credit portfolio (consumer, auto and mortgage loan portfolios) is accomplished through assessments performed by the Quality Assurance units (“Quality Assurance”) over a sample of loans.

Quality Assurance assesses compliance with FirstBank’s retail credit policies and procedures, including documentation, and applicable laws and regulations. We believe that our loan review process is consistent with the requirement in the Order that FirstBank operate under an adequate and effective program of independent loan review.

In addition to our ongoing internal assessment of our loan portfolio, since October 2007 we have engaged an external loan review firm to review our Florida loan portfolio on a semi-annual basis. This firm typically reviews approximately 60% to 75% of our commercial loan portfolio in Florida, which includes construction, C&I and CRE loans and was $585 million in size at September 30, 2010. These loan reviews are designed to verify the accuracy of our internal risk-grading process and compliance with our loan policy and regulatory and accounting guidelines.

Stress Testing Analysis

For the last four years, FirstBank’s operations have been adversely affected by sustained adverse economic conditions as a result of the recessionary environment in Puerto Rico, the Virgin Islands and the mainland U.S. During this period, FirstBank’s loan portfolios have deteriorated as reflected in the significant reductions in collateral values and the higher delinquencies resulting from the reduced income generation capacity of its borrowers. We have conducted a detailed portfolio level credit stress test that assumes an economic outlook that is more adverse than the current environment, adjusted for the particular characteristics of our loan portfolio and markets in which we operate. Our analysis was generally consistent with the guidelines utilized for the Supervisory Capital Assessment Program (“SCAP”) analysis, which was intended to measure the financial strength of the nation’s 19 largest financial institutions on a going forward basis. The 19 financial institutions were asked to project potential losses over a two-year period, however, our analysis projected losses over longer periods, as described below.

With respect to the residential mortgage portfolio, the analysis was performed by a third party consulting firm based on market information from such firm’s database and FirstBank’s portfolio specific information provided by management. With our concurrence, the consultants used risk characteristics of the portfolio such as historical loss migration by region, vintage, rank and credit scores to analyze the performance of the portfolio at the individual loan level. These factors were analyzed under the assumption of a continued recessionary environment where there is a prolonged decline in the House Price Index (“HPI”) and foreclosures are approximately 5% compared to the current 3.1% level. HPI was stressed by applying an additional reduction from current price levels of 20% in year one, 10% in year two and 5% in year three, leveling off in year four and with a 3% recovery in year five. The model also provided for risk adjusted prepayment curves, default curves and loss severity curves. Management believes that the cumulative effect of the additional reduction in HPI in addition to the reductions that have already been experienced in our markets applied a significant level of stress to the portfolio.

With respect to the construction, CRE and C&I portfolios, we performed a stress test with the assistance of a consultant by applying stress factors, as described below, to a representative sample of loans from FirstBank’s respective loan portfolios in Puerto Rico. The statistical sample selection achieved a 95% confidence level with a 5% margin of error. The resulting coverage of the sample, measured in dollars, was 34% of the construction portfolio, 43% of the CRE portfolio and 15% of the C&I portfolio. The results obtained on the tested samples were then applied by FirstBank’s credit risk group to the overall loan portfolios.

For the construction portfolio, severity was measured by reducing absorption rates by 50% and property selling prices by 40% from those reflected on recent appraisals. For land loans, recent appraised collateral values were reduced by 35%. In the case of CRE loans secured by income producing properties, vacancy rates were increased to 25% coupled with the loss of the anchor tenant, and, for owner occupied properties, net operating income was reduced by 25%. For C&I loans, the severity factor was applied by reducing borrowers’ current net operating income by 25% and applying haircuts to existing collateral values between 10% and 50%, depending on the type of collateral. In the event the collateral on the loans included real estate properties, we applied a haircut of 20% to the appraised value with respect to appraisals older than two years at the time of the analysis. Loss factors were computed based on the deficiency reflected on all sampled loans where debt service coverage fell below 1.15x under the above stressed conditions. For the loan portfolios described herein, the appraisal, net operating income and vacancy rates information used for the stress analysis consisted of the most recent information available as of the third quarter of 2009 when the detailed testing of the sample was performed.

With respect to the consumer portfolio, which consists mostly of personal and auto loans, the stress analysis was performed internally by increasing the current loss rates by the worst percentage loss rate change experienced by FirstBank on each product type between 2005 through 2009 and generally an additional 20% related to bankruptcy increases. FirstBank does not have any credit card receivables and home equity loans amounted to only $29 million, or less than 2% of the consumer loan portfolio, as of September 30, 2010.

Presented below is a comparison of FirstBank’s stress test loss factors on the more adverse loss scenario described above as compared to the average of the highest and lowest SCAP factors of the institutions tested:

	FirstBank’s	Average of SCAP
	more adverse	loss factor range on
	loss factor	the more adverse(1)

Residential Mortgage	9.74%	11.51%
Construction	48.84%	16.50%
CRE	18.75%	8.00%
C&I	7.35%	6.50%
Consumer	10.20%	10.00%

(1)	Average of high/low cumulative two-year loss factors

The application of FirstBank’s more adverse loss factors to the gross outstanding loan portfolios as of September 30, 2010 would represent additional losses of approximately $1.4 billion over the next two to five years in excess of the charge-offs we have already taken. Losses on the residential mortgage portfolio were estimated over five years while consumer losses were based on the average life of the portfolio, which approximates two and a half years. Construction, CRE and C&I losses are mostly expected to occur over two years. These losses are not considered forecasts of expected losses but a calculation of the loss impact on the loan portfolio based on a hypothetical exercise which assumes that market financial conditions deteriorate to the levels considered in the more adverse stress factors.

As of September 30, 2010, we had a total capital ratio of 13.26%, a Tier I capital ratio of 11.96% and a leverage ratio of 8.34%. We believe that the likelihood of the level of loan losses projected in the more adverse economic scenario is remote. Notwithstanding this view, we used stress testing to gauge the amount of regulatory capital that would be required in the event that the more adverse conditions were to prevail. In performing this analysis, we considered the current level of pre-tax, pre-provision earnings, the portion of the $608 million in allowance for loan losses as of September 30, 2010 available to absorb losses after allocating a normalized reserve level to the remaining loan portfolio, the time it would take for the losses to occur and the current level of capital. If we adjust our as adjusted and pro forma capital ratios as of September 30, 2010 disclosed in the section “Regulatory and Other Capital Ratios,” which give effect to the additional $350 million in capital from this offering, to reflect three years of the annualized 2010 level of pre-tax, pre-provision earnings, the assumed additional $1.4 billion of losses and the allocation of a portion of our allowance, our as adjusted and pro forma capital ratios would exceed currently established regulatory well-capitalized capital ratio requirements.

OUR STRATEGY

We developed and have been implementing a strategy to strengthen our capital position and improve our profitability, which have been adversely affected over the past few years as a result of the sustained adverse economic conditions that have affected Puerto Rico and the U.S. To implement this strategy, we have modified our business model to respond to economic conditions and to maintain our business on a sound course. We have undergone an extensive strategic exercise that has enabled us to identify opportunities to stabilize portfolios and increase revenues. The challenges ahead and current economic conditions mandate this new focus.

Since late 2009, we have developed and pursued a strategic plan that includes the following key features:

•	capital preservation and optimization through the implementation of capital restructuring initiatives;

•	enhanced and proactive management action plans on all loan portfolios across the entire credit cycle to improve asset quality, with the expectation of increased spreads and reduced portfolio risk;

•	heightened efforts to grow core deposits and reduce dependency on brokered deposits, including increasing deposit growth through network optimization and core deposit penetration in commercial loan and government customers and in Florida and the Virgin Islands, which provide an additional source of funds to increase core deposits;

•	initiatives to increase non-interest income through insurance fees and transaction banking services, among other things;

•	initiatives to increase margins and loan yields through pricing rationalization; and

•	continued operating efficiency improvements and expense reduction by expanding the specific initiatives and enhancing our technological infrastructure through targeted investments.

We believe that the recent consolidation of the Puerto Rico banking market provides a significant opportunity for us to grow organically and to capture market share as a wide gap currently exists between the market share leader and other banks in Puerto Rico. Given our franchise strengths and proven track record of growing organically, we are confident that we will capitalize on these opportunities and solidify our position in Puerto Rico. Our competitive strengths, which we believe will enable us to successfully implement our strategic plan and to accomplish these goals, and further details about our strategy are set forth below.

Our competitive strengths have enabled us to deliver positive pre-tax, pre-provision earnings during the past five years although we have had GAAP losses since 2009. See “Non-GAAP Data.” These strengths include:

•	our position as the second largest financial holding company in Puerto Rico and as the largest bank in the USVI as measured by total assets as of September 30, 2010;

•	FirstBank’s recognized brand in Puerto Rico and the Virgin Islands, with consistent execution of a banking strategy focused on customer satisfaction and personalized service in both retail and commercial operations;

•	a well-diversified operation with a wide range of financial services, including a diversified portfolio of products and services and over 630,000 retail and commercial customers who enable FirstBank to continue to grow and who provide FirstBank with opportunities to cross-sell its products;

•	an ability to attract new customers and to cross-sell products due to its strong market share in retail deposits, commercial lending, automobile lending, finance leasing, personal loans and small loans;

•	a high-quality technology and operating infrastructure that supports our customer focus while maintaining non-interest expenses at an efficient level;

•	an experienced management team; and

•	FirstBank’s established, integrated and geographically diverse network of branches, offices and service centers that are located in Puerto Rico, the Virgin Islands and Florida.

Our specific strengths as of September 30, 2010 by geographic area are described below in further detail:

Puerto Rico

•	a strong diversified franchise with 48 bank branches located throughout much of the island of Puerto Rico;

•	an attractive business mix with substantial market share, ranking second in total loans and third in total deposits net of brokered CDs;

•	a proven track record of organic growth and a core deposit growth strategy that has driven a $981.7 million, or 42%, increase in core deposits since December 31, 2007; and

•	assets of $13.9 billion representing 83% of our total assets.

Virgin Islands

•	a strong market position with market share in excess of 40% and limited competition;

•	14 branches serving St. Thomas, St. Croix, St. John, Tortola and Virgin Gorda;

•	an attractive customer and business segment mix, skewed more towards mass affluent retail customers and retail-oriented businesses; and

•	assets of $963.7 million representing 6% of our total assets.

Florida

•	a limited market presence in highly attractive counties;

•	10 branches serving primarily the south Florida region and a loan production office;

•	83% increase in core deposits since December 2009 to $1.5 billion as of September 30, 2010;

•	a local market that provides expansion opportunities under improved market conditions; and

•	assets of $1.8 billion, representing 11% of our total assets.

We have a two-pronged strategy, which is consistent with the plans we have submitted to our regulators in accordance with the Agreements into which we entered in early June 2010 and contains elements intended to strengthen our capital position and elements intended to improve our profitability. These elements are described below:

Strengthen our Capital Position

•	Completion of Exchange of Series F Preferred Stock into Convertible Preferred Stock. On July 20, 2010, we exchanged our Fixed Rate Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share (“Series F Preferred Stock”), that we previously had sold to the U.S. Treasury, plus accrued dividends on the Series F Preferred Stock, for 424,174 shares of Series G Preferred Stock, that has similar terms (including the same liquidation preference), but which we can convert, under the conditions described herein, as recently amended, into shares of common stock. This conversion of the Series G Preferred Stock would help to increase our tangible common equity, which has already been substantially improved by our completion of our offer to exchange shares of common stock for shares of preferred stock discussed below. See “—Recent Developments.”

•	Completion of Exchange of Series A through E Preferred Stock into Common Stock. On August 30, 2010, we completed our offer to exchange shares of common stock for our outstanding shares of Series A through E Preferred Stock. See “—Recent Developments.” Our issuance of 227,015,210 shares of common stock in the exchange offer increased our common equity to provide additional protection from the need to recognize future loan loss reserves against our loan portfolio and credit losses associated with the disposition of non-performing assets due to the current adverse economic situation and improves our Tier 1 common equity to risk-weighted assets ratio and tangible common equity to tangible assets ratio. Our ratio of Tier 1 common equity to risk-weighted assets, which was 2.86% as of June 30, 2010, increased to 6.62% as of September 30, 2010, and our ratio of tangible common equity to tangible assets, which was 2.57% as of June 30, 2010, increased to 5.21% as of September 30, 2010. See “Non-GAAP Data” for reconciliations of Tier 1 common equity and tangible common equity to stockholders’ equity, the most directly comparable GAAP financial measure, and tangible assets to total assets, the most directly comparable GAAP financial measure, as of September 30, 2010. During the third quarter of 2010, we completed the exchange offer and the exchange of Series F Preferred Stock for Series G Preferred Stock. In addition, the issuance of shares of common stock in the exchange offer satisfies a substantive condition to our ability to mandatorily convert the Series G Preferred Stock into common stock and improves our ability to meet any new capital requirements. See “—Recent Developments.”

•	Obtain Stockholder Approval of Charter Amendments. Our stockholders approved amendments to our Restated Articles of Incorporation to increase the number of authorized shares of our common stock and decrease the par value of our common stock. Such approval was obtained on August 24, 2010. See “—Recent Developments.”

•	Opportunistic Deleveraging Strategies and Sales of Non-Performing Assets. We intend to continue with the targeted deleveraging of our balance sheet through reduction of our construction portfolio, sales of investment securities on an opportunistic basis and the reduction of non-performing assets, including through opportunistic sales of non-performing loans.

•	Completion of this Common Stock Offering. The completion of this common stock offering is the final element of our capital strategy. See “—Recent Developments.”

Improve our Profitability

•	Improve Asset Quality. We intend to improve asset quality and reduce our level of delinquencies, non-performing assets and classified loans by:

•	aggressively monitoring asset quality through our Special Assets Group, which was created in 2009 to address challenges faced by our operations in Florida and was recently tasked with managing all activities related to our classified credits and non-performing assets for the commercial business at a centralized level and overseeing collection efforts for performing loans that are not classified to prevent excess migration to the non-performing and/or classified status;

•	accelerating the disposition and sale of certain non-performing assets and by engaging in other loss mitigation measures, such as the restructuring of certain credits;

•	continuing to not originate construction loans until the adverse economic conditions in the markets in which we operate improve and reducing outstanding construction loan commitments through the sale of such loans and implementing other work-out initiatives, which also reduce the carrying costs associated with such loans;

•	expanding FirstBank’s loss mitigation programs and its home ownership preservation assistance;

•	taking advantage of the recently enacted Puerto Rico housing stimulus package, which we believe may increase our residential construction loan portfolio’s absorption rate;

•	controlling the early delinquency stages with strengthened collection activities in all loan portfolios, including the use of external service providers for collection and loss mitigation programs; and

•	accelerating the disposition of other real estate owned (“OREO”) properties by increasing sale channels and OREO unit resources.

•	Growth of Core Deposits. We intend to continue to grow our core deposits and reduce our dependence on brokered certificates of deposit by expanding and optimizing our network of retail branches, continuing local initiatives to increase our retail deposits, seeking to attract customers looking to diversify their banking relationships resulting from the recent consolidation in Puerto Rico’s banking industry and realigning our sales force to increase our presence in the commercial and governmental deposit and transaction banking market. The implementation of our core deposit growth strategy has resulted in an increase of $747.4 million, or 15%, in non-brokered deposits during the first nine months of 2010.

•	Increase Non-Interest Income. We intend to increase our non-interest income by expanding our fee-based businesses, such as cash management, merchant banking, interchange income and retail and commercial insurance programs through increased product offerings and incorporation of new technologies. Non-interest income represented approximately 11% and 12.7% of net interest income for the 2009 fiscal year and for the first nine months of 2010, respectively. To grow our cash management and merchant services, we intend to further leverage our branch network as a selling channel in order to increase the cross-selling to current customers through training and new procedures to be implemented in branches and cash management operations. To grow our insurance business, we will continue to focus on targeted cross-selling of our various insurance offerings to FirstBank’s customer base. Currently, we have insurance relationships with approximately 18% of FirstBank’s retail clients and approximately 1% of FirstBank’s commercial clients.

•	Improve Net Interest Margins. We have been enhancing our risk based loan pricing by applying minimum acceptable pricing thresholds which include interest rate floors. Also, we have been changing the terms of our funding mix to incorporate other balance sheet strategies we have been implementing, such as originating a higher proportion of the residential mortgage loans production in conforming paper that can be sold in the market, thus eliminating the longer term asset from the balance sheet, and the maintenance of higher liquidity levels in short term instruments to properly position us under the current economic scenario. The execution of our capital strategy, including the completion of this common stock offering, will allow us to reposition our liquidity needs which we expect that, coupled with a stabilization of economic conditions, will also enable us to improve our net interest margin.

•	Operational Efficiencies. We intend to continue to improve our operating efficiency by further reducing controllable expenses, consolidating our infrastructure in a new service center building, rationalizing our business operations and enhancing our technological infrastructure through targeted investments. We have reduced the number of our employees from approximately 3,000 full time equivalents (“FTEs”) as of December 31, 2008 to 2,523 FTEs as of September 30, 2010.

In addition, our management strives for prudent financial management, employs a conservative investment philosophy, and seeks to maintain strong capitalization and ample liquidity.

We believe that our effective implementation of the various elements of our strategy will afford us the following opportunities for increased profitability:

•	the investment of excess liquidity in higher yielding instruments;

•	the further reduction in operating expenses;

•	the increase in non-interest income;

•	the reduction in nonrecurring operating expenses including, but not limited to, professional service fees;

•	the reduction in expenses incurred with respect to real estate owned as such real estate is divested;

•	improvement in net interest margin and the reduction in expenses incurred with respect to non-performing assets as our loan portfolio is strengthened;

•	as our risk profile improves, the reduction in FDIC deposit insurance premiums, subject to increases mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); and

•	the realization of the benefit of the reversal of the $290.5 million valuation allowance on the deferred tax asset as FirstBank returns to profitability.

RECENT DEVELOPMENTS

Financial Results For Quarterly Period Ended September 30, 2010

On October 21, 2010, we released our financial results for the quarterly period ended September 30, 2010. The press release setting forth our results is an exhibit to our Current Report on Form 8-K filed with the SEC on October 26, 2010. We reported a net loss of $75.2 million for the quarterly period ended September 30, 2010 compared to a net loss of $165.2 million for the quarterly period ended September 30, 2009.

The following table provides a reconciliation of earnings (loss) per common share for the quarterly periods ended September 30, 2010, June 30, 2010 and September 30, 2009 and for the nine-month periods ended September 30, 2010 and September 30, 2009:

	Quarter Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

	(in thousands, except per share data)

Net loss	$(75,233)	$(90,640)	$(165,218)	$(272,872)	$(221,985)
Non-cumulative preferred stock dividends (Series A through E)	—	—	(3,356)	—	(23,494)
Cumulative non-convertible preferred stock dividends (Series F)	(1,618)	(5,000)	(5,000)	(11,618)	(14,167)
Cumulative convertible preferred stock dividend (Series G)	(4,183)	—	—	(4,183)	—
Preferred stock discount accretion (Series F and G)	(1,688)	(1,170)	(1,115)	(4,010)	(3,095)
Favorable impact from issuing common stock in exchange for Series A through E preferred stock, net of issuance costs(1)	385,387	—	—	385,387	—
Favorable impact from issuing Series G mandatorily convertible preferred stock in exchange for Series F preferred stock(2)	55,122	—	—	55,122	—

Net income (loss) available to common stockholders—basic	$357,787	$(96,810)	$(174,689)	$147,826	$(262,741)
Convertible preferred stock dividends and accretion	5,626	—	—	5,626	—

Net income (loss) available to common stockholders—diluted	$363,413	$(96,810)	$(174,689)	$153,452	$(262,741)

Average common shares outstanding	171,483	92,521	92,511	119,131	92,511
Average potential common shares	1,126,792	—	—	379,725	—

Average common shares outstanding—assuming dilution	1,298,275	92,521	92,511	498,856	92,511

Basic earnings (loss) per common share	$2.09	$(1.05)	$(1.89)	$1.24	$(2.84)

Diluted earnings (loss) per common share	$0.28	$(1.05)	$(1.89)	$0.31	$(2.84)

(1)	Excess of carrying amount of Series A through E Preferred Stock exchanged over the fair value of new common shares issued.

(2)	Excess of carrying amount of Series F Preferred Stock exchanged and original warrant over the fair value of new Series G Preferred Stock issued and amended warrant.

The following table provides certain consolidated financial data for the quarterly periods ended September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
	(dollars in thousands, except share data)

Earnings
Net loss	$(75,233)	$(90,640)	$(106,999)	$(53,202)	$(165,218)
Net income (loss) available to common stockholders—basic	$357,787	$(96,810)	$(113,151)	$(59,334)	$(174,689)
Net income (loss) available to common stockholders—diluted	$363,413	$(96,810)	$(113,151)	$(59,334)	$(174,689)
Adjusted pre-tax, pre-provision income(1)	$43,410	$35,739	$40,063	$62,909	$62,280
Common share data
Earnings (loss) per common share basic	$2.09	$(1.05)	$(1.22)	$(0.64)	$(1.89)
Earnings (loss) per common share diluted	$0.28	$(1.05)	$(1.22)	$(0.64)	$(1.89)
Financial ratios
Return on average assets	(1.73)%	(1.94)%	(2.25)%	(1.08)%	(3.27)%
Return on average common equity	(50.80)%	(70.31)%	(68.06)%	(30.54)%	(74.62)%
Tier 1 capital	11.96%	12.05%	11.98%	12.16%	12.52%
Total capital	13.26%	13.35%	13.26%	13.44%	13.79%
Leverage	8.34%	8.14%	8.37%	8.91%	8.97%
Tangible common equity(2)	5.21%	2.57%	2.74%	3.20%	3.62%
Tier 1 common equity to risk-weight assets(2)	6.62%	2.86%	3.36%	4.10%	4.51%
Net interest margin(3)	2.83%	2.66%	2.73%	3.03%	2.95%
Efficiency	66.69%	62.18%	56.33%	50.43%	46.21%
Common shares outstanding	319,557,932	92,542,722	92,542,722	92,542,722	92,542,722
Average common shares outstanding
Basic	171,483,057	92,521,245	92,521,245	92,514,124	92,510,506
Diluted	1,298,275,316	92,521,245	92,521,245	92,514,124	92,510,506

(1)	For a reconciliation of adjusted pre-tax, pre-provision income, a non-GAAP financial measure, to (loss) before income taxes, its comparable GAAP equivalent, for the quarterly periods ended September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009, refer to the table set forth immediately below under “—Non-GAAP Measures—Earnings Data.”

(2)	For reconciliations of these ratios to GAAP for the quarterly periods ended September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009, refer to the tables set forth immediately below under “—Non-GAAP Measures—Financial Ratios.”

(3)	On a tax-equivalent basis and excluding valuations. For a reconciliation of this non-GAAP financial measure to the comparable GAAP measure for the quarterly periods ended September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009, refer to the table set forth immediately below under “—Non-GAAP Measures—Net Interest Margin.”

Non-GAAP Measures

Earnings Data

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Adjusted Pre-Tax, Pre-Provision Income	2010	2010	2010	2009	2009
	(in thousands)

(Loss) before income taxes	$(76,196)	$(86,817)	$(100,138)	$(49,891)	$(51,745)
Add: Provision for loan and lease losses	120,482	146,793	170,965	137,187	148,090
Less: Net (gain) on sale and OTTI of investment securities	(48,281)	(24,237)	(30,764)	(24,387)	(34,065)
Add: Loss on early extinguishment of repurchase agreements	47,405	—	—	—	—

Adjusted pre-tax, pre-provision income	$43,410	$35,739	$40,063	$62,909	$62,280

Financial Ratios

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible Common Equity	2010	2010	2010	2009	2009
	(in thousands, except per share data and ratio results)

Tangible Equity:
Total equity—GAAP	$1,321,979	$1,438,289	$1,488,543	$1,599,063	$1,698,843
Preferred equity	(411,876)	(930,830)	(929,660)	(928,508)	(927,374)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,673)	(15,303)	(15,934)	(16,600)	(17,297)

Tangible common equity	$867,332	$464,058	$514,851	$625,857	$726,074

Tangible Assets:
Total assets—GAAP	$16,678,879	$18,116,023	$18,850,964	$19,628,448	$20,081,185
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,673)	(15,303)	(15,934)	(16,600)	(17,297)

Tangible assets	$16,636,108	$18,072,622	$18,806,932	$19,583,750	$20,035,790

Common shares outstanding	319,558	92,542	92,542	92,542	92,542

Tangible common equity ratio	5.21%	2.57%	2.74%	3.20%	3.62%
Tangible book value per common share	$2.71	$5.01	$5.56	$6.76	$7.85

	As of
Tier 1 Common Equity to	September 30,	June 30,	March 31,	December 31,	September 30,
Risk-Weighted Assets	2010	2010	2010	2009	2009
	(dollars in thousands)

Tier 1 Common Equity:
Total equity—GAAP	$1,321,979	$1,438,289	$1,488,543	$1,599,063	$1,698,843
Qualifying preferred stock	(411,876)	(930,830)	(929,660)	(928,508)	(927,374)
Unrealized (gain) on available-for-sale securities(1)	(30,295)	(63,311)	(22,948)	(26,617)	(73,095)
Disallowed deferred tax asset(2)	(43,552)	(38,078)	(40,522)	(11,827)	(1,721)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,673)	(15,303)	(15,934)	(16,600)	(17,297)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(2,654)	(3,170)	(951)	(1,535)	(1,647)
Other disallowed assets	(636)	(66)	(24)	(24)	(514)

Tier 1 common equity	$790,195	$359,433	$450,406	$585,854	$649,097

Total risk-weighted assets	$11,930,854	$12,570,330	$13,402,979	$14,303,496	$14,394,968

Tier 1 common equity to risk-weighted assets ratio	6.62%	2.86%	3.36%	4.10%	4.51%

(1)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $64 million of our deferred tax assets at September 30, 2010 (June 30, 2010—$71 million; March 31, 2010—$69 million December 31, 2009—$102 million; September 30, 2009—$112 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $44 million of such assets at September 30, 2010 (June 30, 2010—$38 million; March 31, 2010—$41 million; December 31, 2009—$12 million; September 30, 2009—$2 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $7 million of our other net deferred tax liability at September 30, 2010 (June 30, 2010—$12 million; March 31, 2010—$5 million; December 31, 2009—$5 million; September 30, 2009—$6 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Net Interest Margin

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Net Interest Income (in thousands)	2010	2010	2010	2009	2009

Interest Income—GAAP	$204,028	$214,864	$220,988	$243,449	$242,022
Unrealized loss (gain) on derivative instruments	938	487	744	(2,764)	1,485

Interest income excluding valuations	204,966	215,351	221,732	240,685	243,507
Tax-equivalent adjustment	6,778	7,222	9,912	12,311	12,925

Interest income on a tax-equivalent basis excluding valuations	211,744	222,573	231,644	252,996	256,432
Interest Expense—GAAP	90,326	95,802	104,125	106,152	112,889
Unrealized (loss) gain on derivative instruments and liabilities measured at fair value	(526)	3,896	(989)	(247)	(1,589)

Interest expense excluding valuations	89,800	99,698	103,136	105,905	111,300

Net interest income—GAAP	$113,702	$119,062	$116,863	$137,297	$129,133

Net interest income excluding valuations	$115,166	$115,653	$118,596	$134,780	$132,207

Net interest income on a tax-equivalent basis excluding valuations	$121,944	$122,875	$128,508	$147,091	$145,132

Average Balances (in thousands)
Loans and leases	$12,443,055	$13,025,808	$13,569,467	$13,777,928	$13,321,100
Total securities and other short-term investments	4,640,055	5,485,934	5,526,589	5,505,527	6,220,156

Average Interest-Earning Assets	$17,083,110	$18,511,742	$19,096,056	$19,283,455	$19,541,256

Average Interest-Bearing Liabilities	$15,002,168	$16,378,022	$16,910,781	$17,112,556	$17,308,432

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Net Interest Income	2010	2010	2010	2009	2009

Average Yield/Rate
Average yield on interest-earning assets—GAAP	4.74%	4.66%	4.69%	5.01%	4.91%
Average rate on interest-bearing liabilities—GAAP	2.39%	2.35%	2.50%	2.46%	2.59%

Net interest spread—GAAP	2.35%	2.31%	2.19%	2.55%	2.32%

Net interest margin—GAAP	2.64%	2.58%	2.48%	2.82%	2.62%

Average yield on interest-earning assets excluding valuations	4.76%	4.66%	4.71%	4.95%	4.94%
Average rate on interest-bearing liabilities excluding valuations	2.37%	2.44%	2.47%	2.46%	2.55%

Net interest spread excluding valuations	2.39%	2.22%	2.24%	2.49%	2.39%

Net interest margin excluding valuations	2.67%	2.51%	2.52%	2.77%	2.68%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.92%	4.82%	4.92%	5.21%	5.21%
Average rate on interest-bearing liabilities excluding valuations	2.37%	2.44%	2.47%	2.46%	2.55%

Net interest spread on a tax-equivalent basis and excluding valuations	2.55%	2.38%	2.45%	2.75%	2.66%

Net interest margin on a tax-equivalent basis and excluding valuations	2.83%	2.66%	2.73%	3.03%	2.95%

Other Developments

On August 24, 2010, our stockholders approved the following proposals at a special meeting of stockholders:

•	the issuance of up to 256,401,610 pre-reverse stock split shares of common stock in exchange (the “Exchange Offer”) for shares of our (i) 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), (ii) 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), (iii) 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”), (iv) 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (“Series D Preferred Stock”) and (v) 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (“Series E Preferred Stock” and together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Preferred Stock”);

•	the issuance of shares of common stock to a director and to The Bank of Nova Scotia (“BNS”) if BNS exercises its anti-dilution rights under the Stockholder Agreement, dated as of August 24, 2007 (the “Stockholder Agreement”), that we entered into with BNS at the time it acquired approximately 10% of our outstanding shares of common stock;

•	an amendment to our Restated Articles of Incorporation to decrease the par value of our common stock from $1.00 to $0.10 per share;

•	an amendment to our Restated Articles of Incorporation to increase the total number of authorized shares of common stock from 750 million to 2 billion; and

•	an amendment to our Restated Articles of Incorporation empowering our board of directors to effect a reverse stock split, thereby enabling us to comply with New York Stock Exchange (“NYSE”) listing requirements, and pursuant to which the total number of authorized shares would remain at 2 billion.

On August 30, 2010, we issued 227,015,210 pre-reverse stock split shares of common stock to participants in our offer to issue shares of common stock in the Exchange Offer to holders of validly tendered shares of Preferred Stock. Approval of our stockholders to the issuance of shares in the Exchange Offer, which was required by NYSE listing requirements, and to the decrease in the par value of our common stock were conditions to the completion of the Exchange Offer. The Exchange Offer, which commenced on July 16, 2010 and expired at 9:30 a.m., New York City time, on August 25, 2010, resulted in the tender of $487.1 million, or 88.54%, of the aggregate liquidation preference of the Preferred Stock.

The tender of over $385 million of the liquidation preference of the Preferred Stock and our stockholders’ approval of the amendments to our Restated Articles of Incorporation to increase the number of authorized shares of common stock and decrease the par value of our common stock satisfy all but one of the substantive conditions to our ability to compel the conversion of the 424,174 shares of a new series of Series G Preferred Stock, that we issued to the U.S. Treasury on July 20, 2010 in exchange for the $400 million liquidation value of our Series F Preferred Stock, plus accrued and unpaid dividends pursuant to the Exchange Agreement, dated as of July 7, 2010, by and between us and the U.S. Treasury (the “Exchange Agreement”). The other substantive condition to our ability to compel the conversion of the Series G Preferred Stock, which was amended by the First Amendment to Exchange Agreement, dated as of December 1, 2010, by and between us and the U.S. Treasury (the “First Amendment”), is our issuance of a minimum aggregate amount of $350 million of additional capital, subject to terms, other than the price per share, reasonably acceptable to the U.S. Treasury in its sole discretion. In addition, neither we nor any of our subsidiaries must have dissolved or became subject to insolvency or similar proceedings, or become subject to other materially adverse regulatory or other actions. The First Amendment also reduced the discount applicable to the mandatory conversion of the Series G Preferred Stock into common stock. As noted on the cover page of this prospectus, the First Amendment provides for the issuance of approximately 438.7 million shares of common stock upon the mandatory conversion based on an initial conversion rate of 1034.1975 shares of common stock for each share of Series G Preferred Stock (calculated by dividing $750, or a discount of 25% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per share, which is subject to adjustment). The reduction in the discount also will apply to conversions at the option of a holder of the Series G Preferred Stock.

In September 2010, the Puerto Rico government passed Act 132 of 2010, known as the Puerto Rico Housing Stimulus Package (the “Stimulus Package”), creating an incentive program to facilitate and promote the purchase of homes and other real estate properties in the Puerto Rico market. The Puerto Rico government has estimated that there is an unsold inventory of new residences totaling roughly 20,000 in Puerto Rico. This backlog contributes to depressed housing prices and continuing stagnation and unemployment in the construction sector. As part of the Stimulus Package, the following stimulus measures are effective from September 1, 2010 through June 30, 2011:

•	owners of new residences would be exempt from capital gain taxes to the extent the residences are bought on or after September 1, 2010 but prior to June 30, 2011;

•	owners of existing residences would be exempt from capital gain taxes to the extent the residences are sold on or after September 1, 2010 but prior to June 30, 2011;

•	buyers of existing residences and non-residential properties purchased on or after September 1, 2010 but prior to June 30, 2011 will be entitled to a 50% exemption on capital gain taxes provided that, with respect to non-residential properties, the purchase price does not exceed $3.0 million;

•	owners of non-residential properties sold on or after September 1, 2010 but prior to June 30, 2011 will be exempt from capital gain taxes to the extent the sale price does not exceed $3.0 million;

•	buyers of new residences bought on or after September 1, 2010 but prior to June 30, 2011 will be exempt from property taxes for five years;

•	owners of new and existing residences will be exempt from income taxes on rental income derived from these properties for 10 years;

•	new residences sold on or after September 1, 2010 but prior to June 30, 2011 will be fully exempt from recording costs; and

•	existing residences and non-residential properties sold on or after September 1, 2010 but prior to June 30, 2011 will be entitled to a 50% exemption from recording costs.

As of September 30, 2010, FirstBank’s borrowers have 963 units completed and ready for immediate sale under the Stimulus Package. We believe the Stimulus Package may increase sales of current inventory and the disposition of OREO properties.

OUR CORPORATE INFORMATION

Our principal executive offices are located at 1519 Ponce de Leon Avenue, Stop 23, Santurce, Puerto Rico 00908 and our telephone number is (787) 729-8200. Our website address is www.firstbankpr.com.

THE OFFERING

Aggregate offering price of shares of common stock offered by us	$350,000,000*

Common stock to be outstanding after this offering	post-reverse stock split shares.*

Over allotment option	We have granted the underwriters an option for 30 days from the date of this prospectus to purchase up to additional shares of common stock (equal to 15% of the total number of shares we are offering) to cover over allotments.

Use of proceeds	We expect to use the net proceeds from the sale of our common stock for general corporate purposes, including strengthening FirstBank’s capital position. See “Use of Proceeds.”

Dividend policy	We suspended the payment of dividends on our common stock effective in August 2009 and do not intend to pay cash dividends on our common stock for the foreseeable future. In addition, under the terms of the Written Agreement with the Federal Reserve, we are required to obtain prior approval from the Federal Reserve to declare or pay dividends and to receive dividends from FirstBank. See “Description of Capital Stock—Dividends and Distributions.”

Voting	Holders of shares of our common stock are entitled to one vote per share on all matters voted on by our stockholders. There are no cumulative voting rights for the election of directors.

New York Stock Exchange symbol	“FBP”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

*	The public offering price for each share of our post-reverse stock split shares of common stock will be determined by a negotiation between us and the underwriters based upon market conditions, an estimate of the change in the market price of our common stock as a result of the reverse stock split and other factors on the day we price the shares. In the usual case, as a result of a reverse stock split (all other things being equal), the market price of common stock may not rise proportionally to the decrease in outstanding shares resulting from the reverse stock split. While it is not possible to predict the impact of the reverse stock split in our case, consideration of the impact of the reverse stock split will be necessary in determining the number of post-reverse stock split shares to include in this offering.

Although we want to receive gross proceeds of at least $350 million, we may determine to complete an offering for a number of shares of common stock that results in a lower amount of gross proceeds. In that case, we would not be able to fulfill the remaining substantive condition required for us to compel the conversion of the Series G Preferred Stock into common stock, which would mean that our tangible common equity would not benefit from an increase in the number of outstanding shares of common stock resulting from such a conversion and that we will continue to have to accrue dividends payable on the Series G Preferred Stock. In addition, the lower level of proceeds may require us to implement additional de-leveraging strategies to ensure our compliance with the capital plans we submitted to our regulators.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following summary selected consolidated financial data summarizes our consolidated financial information as of and for each of the five years ended December 31, 2009 and the nine months ended September 30, 2010 and 2009. You should read the following financial data in conjunction with the information set forth under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included in our Annual Reports on Form 10-K for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and our reports on Form 10-Q for the quarters ended March 31, 2010 and 2009, June 30, 2010 and 2009 and September 30, 2010 and 2009, respectively, from which this information is derived. For more information, see “Incorporation by Reference.” Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)
	(dollars in thousands, except per share data)

Summary of Operations
Interest income	$639,880	$753,125	$996,574	$1,126,897	$1,189,247	$1,288,813	$1,067,590
Interest expense	290,253	371,380	477,532	599,016	738,231	845,119	635,271
Net interest income	349,627	381,745	519,042	527,881	451,016	443,694	432,319
Provision for loan losses	438,240	442,671	579,858	190,948	120,610	74,991	50,644
Net interest (loss) income after provision for loan losses	(88,613)	(60,926)	(60,816)	336,933	330,406	368,703	381,675
Non-interest income	104,117	103,457	142,264	74,643	67,156	31,336	63,077
Operating expenses	278,655	263,293	352,101	333,371	307,843	287,963	315,132
Income tax (expense) benefit	(9,721)	(1,223)	(4,534)	31,732	(21,583)	(27,442)	(15,016)
Net (loss) income	(272,872)	(221,985)	(275,187)	109,937	68,136	84,634	114,604
Net income (loss) attributable to common stock, basic	147,286	(262,741)	(322,075)	69,661	27,860	44,358	74,328
Net income (loss) attributable to common stock, diluted	153,452	(262,741)	(322,075)	69,661	27,860	44,358	74,328
Net (loss) income per pre-reverse stock split common share
Basic	1.24	(2.84)	(3.48)	0.75	0.32	0.54	0.92
Diluted	0.31	(2.84)	(3.48)	0.75	0.32	0.53	0.90
Net (loss) income per post-reverse stock split share
Basic
Diluted
Selected Financial Data at Period-End
Total assets	16,678,879	20,081,185	19,628,448	19,491,268	17,186,931	17,390,256	19,917,651
Total loans	12,189,222	13,756,168	13,949,226	13,088,292	11,799,746	11,263,980	12,685,929
Deposits	12,543,567	12,298,790	12,669,047	13,057,430	11,034,521	11,004,287	12,463,752
Stockholders’ equity	1,321,979	1,698,843	1,599,063	1,548,117	1,421,646	1,229,553	1,197,841
Performance Ratios
Return on average assets	(1.98)%	(1.49)%	(1.39)%	0.59%	0.40%	0.44%	0.64%
Return on average common equity	(62.75)	(34.94)	(34.07)	7.89	3.59	6.85	10.23
Net interest margin(1)	2.74	2.91	2.93	3.20	2.83	2.84	3.23

	Nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)
	(dollars in thousands, except per share data)

Capital Ratios
Total capital ratio (total capital to risk-weighted assets)	13.26%	13.79%	13.44%	12.80%	13.86%	12.25%	10.72%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.96	12.52	12.16	11.55	12.61	11.06	9.71
Leverage ratio (Tier 1 capital to average assets)	8.34	8.97	8.91	8.30	9.29	7.82	6.72
Credit Quality Data
Non-performing assets to total assets	10.01%	8.39%	8.71%	3.27%	2.56%	1.54%	0.75%
Non-performing loans to total loans receivable	12.36	11.21	11.23	4.49	3.50	2.24	1.06
Net charge offs to average loans held-in-portfolio	3.67	2.52	2.48	0.87	0.79	0.55	0.39
Allowance for loan losses to non-performing loans	40.41	30.64	33.77	47.95	46.04	62.79	110.18
Allowance for loan losses to year end loans held-in-portfolio	5.00	3.43	3.79	2.15	1.61	1.41	1.17
Other Data
Book value per share	$2.85	$8.34	$7.25	$10.78	$9.42	$8.16	$8.01
Average total equity to average total assets	8.11	9.60	9.36	7.74	7.70	6.25	7.09
Pre-tax, pre-provision earnings(2)	175,089	221,909	309,205	269,153	210,329	187,067	180,264
Adjusted pre-tax, pre-provision earnings(3)	71,807	161,150	224,059	247,960	213,055	195,261	167,925

(1)	On a tax-equivalent basis and excluding valuations. For information about management’s use of this non-GAAP financial measure and a reconciliation of this non-GAAP financial measure to its comparable GAAP equivalent, see “Non-GAAP Data.”

(2)	Pre-tax, pre-provision earnings is net (loss) income without regard to the provision for loan losses and income tax expense (benefit). See “Non-GAAP Data” for information about management’s use of this financial measure and a reconciliation of pre-tax, pre-provision earnings to net loss (income).

(3)	Adjusted pre-tax, pre-provision earnings is net (loss) income without regard to the provision for loan losses, income tax expense (benefit), gain on sale of securities and recognition of other-than-temporary impairment. See “Non-GAAP Data” for information about management’s use of this financial measure and a reconciliation of this adjusted earnings measure to net (loss) income.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should consider carefully the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including our financial statements and the related notes thereto. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

FirstBank is operating under the Order with the FDIC and OCIF and we are operating under the Written Agreement with the Federal Reserve.

On June 4, 2010, we announced that FirstBank agreed to the Order, dated as of June 2, 2010, issued by the FDIC and OCIF, and we entered into the Written Agreement, dated as of June 3, 2010, with the Federal Reserve. The Agreements stem from the FDIC’s examination as of the period ended June 30, 2009 conducted during the second half of 2009. Although our regulatory capital ratios exceeded the required established minimum capital ratios for a “well-capitalized” institution as of September 30, 2010, because of the Order, FirstBank cannot be regarded as “well-capitalized” as of September 30, 2010.

Under the Order, FirstBank has agreed to address specific areas of concern to the FDIC and OCIF through the adoption and implementation of procedures, plans and policies designed to improve the safety and soundness of FirstBank. These actions include, among others, (1) having and retaining qualified management; (2) increased participation in the affairs of FirstBank by its board of directors; (3) development and implementation by FirstBank of a capital plan to attain a leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10% and a total risk-based capital ratio of at least 12%; (4) adoption and implementation of strategic, liquidity and fund management and profit and budget plans and related projects within certain timetables set forth in the Order and on an ongoing basis; (5) adoption and implementation of plans for reducing FirstBank’s positions in certain classified assets and delinquent and non-accrual loans within timeframes set forth in the Order; (6) refraining from lending to delinquent or classified borrowers already obligated to FirstBank on any extensions of credit so long as such credit remains uncollected, except where FirstBank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of FirstBank, and any such additional credit is approved by the FirstBank’s board of directors; (7) refraining from accepting, increasing, renewing or rolling over brokered deposits without the prior written approval of the FDIC; (8) establishment of a comprehensive policy and methodology for determining the allowance for loan and lease losses and the review and revision of FirstBank’s loan policies, including the non-accrual policy; and (9) adoption and implementation of adequate and effective programs of independent loan review, appraisal compliance and an effective policy for managing FirstBank’s sensitivity to interest rate risk.

The Written Agreement, which is designed to enhance our ability to act as a source of strength to FirstBank, requires that we obtain prior Federal Reserve approval before declaring or paying dividends, receiving dividends from FirstBank, making payments on subordinated debt or trust preferred securities, incurring, increasing or guaranteeing debt (whether such debt is incurred, increased or guaranteed, directly or indirectly, by us or any of our non-banking subsidiaries) or purchasing or redeeming any capital stock. The Written Agreement also requires us to submit to the Federal Reserve a capital plan and progress reports, comply with certain notice provisions prior to appointing new directors or senior executive officers and comply with certain payment restrictions on severance payments and indemnification restrictions.

We anticipate that we will need to continue to dedicate significant resources to our efforts to comply with the Agreements, which may increase operational costs or adversely affect the amount of time our management has to conduct our operations. If we need to continue to recognize significant reserves, cannot raise additional capital pursuant to this offering of common stock, or cannot accomplish other contemplated alternative capital preservation strategies, including among others, an accelerated deleverage strategy and the divestiture of profitable businesses, we and FirstBank may not be able to comply with the minimum capital requirements included in the capital plans required by the Agreements. These capital plans, which we have submitted to, but are subject to the approval of, our regulators, set forth our plan to attain the capital ratio requirements set forth in the Order over time.

If, at the end of any quarter, we do not comply with any specified minimum capital ratios, we must notify our regulators. We must notify the Federal Reserve within 30 days of the end of any quarter of our inability to comply with a capital ratio requirement and submit an acceptable written plan that details the steps we will take to comply with the requirement. FirstBank must immediately notify the FDIC of its inability to comply with a capital ratio requirement and, within 45 days, it must either increase its capital to comply with the capital ratio requirements or submit a contingency plan to the FDIC for its sale, merger or liquidation. In the event of a liquidation of FirstBank, the holders of our outstanding preferred stock would rank senior to the holders of our common stock with respect to rights upon any liquidation of First BanCorp. If we fail to comply with the Agreements, we may become subject to additional regulatory enforcement action up to and including the appointment of a conservator or receiver for FirstBank. In many cases when a conservator or receiver is appointed for a wholly owned bank, the bank holding company files for bankruptcy protection.

We may need additional capital resources in the future, and these capital resources may not be available when needed or at all.

Due to our financial results during 2009 and the first nine months of 2010, we need to access the capital markets in order to raise additional capital to absorb future credit losses due to the distressed economic environment and potential further deterioration in our loan portfolio, to maintain adequate liquidity and capital resources, to finance future growth, investments or strategic acquisitions and to implement the capital plans required by the Agreements. We have been taking steps, including this offering, to obtain additional capital. Based on our stress test analysis, we believe that the proceeds from this offering will be sufficient to withstand the deterioration of current economic conditions to the levels assumed in that analysis, particularly in the residential and CRE markets where our business is primarily concentrated. We may need to raise significant additional capital if such deterioration exceeds the assumptions utilized for purposes of the stress test. Ultimately, the factors affecting whether we would need to raise additional capital include, among others, the requirements of regulators, additional provisions for loan losses and loan charge-offs and other risks discussed in this “Risk Factors” section. If we are unable to obtain additional necessary capital or otherwise improve our financial condition in the near future, or are unable to accomplish other alternate capital preservation strategies, which could allow us to meet the minimum capital requirements included in the capital plans required by the Agreements, we will be required to notify our regulators and take the additional steps described above, which may include submitting a contingency plan to the FDIC for the sale, liquidation or merger of FirstBank.

Certain funding sources may not be available to us and our funding sources may prove insufficient to replace deposits and support future growth.

FirstBank relies primarily on its issuance of brokered CDs, as well as customer deposits and advances from the Federal Home Loan Bank, to pay its operating expenses and interest on its debt, to maintain its lending activities and to replace certain maturing liabilities. As of September 30, 2010, we had $6.7 billion in brokered deposits outstanding, representing approximately 53% of our total deposits, and a reduction from $7.6 billion at year end 2009. The average term to maturity of the retail brokered CDs outstanding as of September 30, 2010 was approximately 1.2 years. Approximately 3% of the principal value of these certificates is callable at our option.

Although FirstBank has historically been able to replace maturing deposits and advances as desired, we may not be able to replace these funds in the future if our financial condition or general market conditions were to change or the FDIC did not approve our request to issue brokered CDs as required by the Order. The

Order requires FirstBank to obtain FDIC approval prior to issuing, increasing, renewing or rolling over brokered CDs and to develop a plan to reduce its reliance on brokered CDs. Although the FDIC has issued temporary approvals permitting FirstBank to renew and/or roll over certain amounts of brokered CDs maturing through December 31, 2010, the FDIC may not continue to issue such approvals, and, even if issued, such approvals may not be for amounts of brokered CDs sufficient for FirstBank to meet its funding needs. The use of brokered CDs has been particularly important for the funding of our operations. If we are unable to issue brokered CDs, or are unable to maintain access to our other funding sources, our results of operations and liquidity would be adversely affected.

If we are required to rely more heavily on more expensive funding sources, profitability would be adversely affected. Although we consider currently available funding sources to be adequate for our liquidity needs, we may seek additional debt financing in the future to achieve our long-term business objectives. Any additional debt financing requires the prior approval from the Federal Reserve, and the Federal Reserve may not approve such additional debt. Additional borrowings, if sought, may not be available to us or on acceptable terms. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, our credit ratings and our credit capacity. If additional financing sources are unavailable or are not available on acceptable terms, our profitability and future prospects could be adversely affected.

We depend on cash dividends from FirstBank to meet our cash obligations, but the Written Agreement with the Federal Reserve prohibits the receipt of such dividends without prior Federal Reserve approval, which may adversely affect our ability to fulfill our obligations.

As a holding company, dividends from FirstBank have provided a substantial portion of our cash flow used to service the interest payments on our trust preferred securities and other obligations. As outlined in the Written Agreement, we cannot receive any cash dividends from FirstBank without prior written approval of the Federal Reserve. Our inability to receive approval from the Federal Reserve to receive dividends from FirstBank could adversely affect our ability to fulfill our obligations in the future.

We cannot pay any dividends on common stock or preferred stock or any interest, principal or other sums on subordinated debentures or trust preferred securities without prior Federal Reserve approval, which adversely affects our ability to make such payments.

The Written Agreement provides that we cannot declare or pay any dividends (including on the Series G Preferred Stock) or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior written approval of the Federal Reserve. With respect to our $231.9 million of outstanding subordinated debentures, we have provided, within the time frame prescribed by the indentures governing the subordinated debentures, a notice to the trustees of the subordinated debentures of our election to an extension period. Under the indentures, we have the right, from time to time, and without causing an event of default, to defer payments of interest on the subordinated debentures by extending the interest payment period at any time and from time to time during the term of the subordinated debentures for up to twenty consecutive quarterly periods. We have elected to defer the interest payments that were due in September and December 2010 because the Federal Reserve did not approve our request submitted pursuant to the Written Agreement to pay interest on the subordinated debentures. To the extent our capital is insufficient, we may elect additional extension periods for future quarterly interest payments.

Our inability to receive approval from the Federal Reserve to make distributions of interest, principal or other sums on our trust preferred securities and subordinated debentures could result in a default under those obligations if we need to defer such payments for longer than twenty consecutive quarterly periods.

Banking regulators could take additional adverse action against us.

We are subject to supervision and regulation by the Federal Reserve. We are a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As such, we are permitted to engage in a broader spectrum of activities than those permitted to bank holding companies that are not financial holding companies. At this time, under the BHC Act, we may not be able to engage in new activities or acquire shares or control of other companies. As of September 30, 2010, we and FirstBank continue to satisfy all applicable established capital guidelines. However, we have agreed to regulatory actions by our banking regulators that include, among other things, the submission of a capital plan by FirstBank to comply with more stringent capital requirements under an established time period in the capital plan. Our regulators could take additional action against us if we fail to comply with the Agreements, including the requirements of the submitted capital plans. Additional adverse action against us by our primary regulators could adversely affect our business.

Credit quality may result in future additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in Puerto Rico and the State of Florida that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

We have a significant construction loan portfolio, in the amount of $1.11 billion as of September 30, 2010, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Although we have ceased new originations of construction loans, decreasing collateral values, difficult economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to our current nonperforming assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of if they are foreclosed.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate. We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan losses at a level which our management deems to be appropriate based upon an assessment of the quality of the loan portfolio. Although our management strives to utilize its best judgment in providing for loan losses, our management may fail to accurately estimate the level of inherent loan losses or may have to increase our provision for loan losses in the future as a result of new information regarding existing loans, future increases in non-performing loans, changes in economic and other conditions affecting borrowers or for other reasons beyond our control. In addition, bank regulatory agencies periodically review the adequacy of our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional classified loans and loan charge-offs, based on judgments different than those of our management.

While we have substantially increased our allowance for loan and lease losses in 2009 and the first nine months of 2010, we may have to recognize additional provisions in the fourth quarter of 2010 and in 2011 to cover future credit losses in the portfolio. The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially.

Any such increases in our provision for loan losses or any loan losses in excess of our provision for loan losses would have an adverse effect on our future financial condition and results of operations. Given the difficulties facing some of our largest borrowers, these borrowers may fail to continue to repay their loans on a timely basis or we may not be able to assess accurately any risk of loss from the loans to these borrowers.

Changes in collateral values of properties located in stagnant or distressed economies may require increased reserves.

Substantially all of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, the USVI, the BVI or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Recent economic reports related to the real estate market in Puerto Rico indicate that certain pockets of the real estate market are subject to readjustments in value driven not by demand but more by the purchasing power of the consumers and general economic conditions. In southern Florida, we have been seeing the negative impact associated with low absorption rates and property value adjustments due to overbuilding. We measure the impairment based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are obtained when we determine that loans are impaired and are updated annually thereafter. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and loan-to-value ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Worsening in the financial condition of critical counterparties may result in higher losses than expected.

The financial stability of several counterparties is critical for their continued financial performance on covenants that require the repurchase of loans, posting of collateral to reduce our credit exposure or replacement of delinquent loans. Many of these transactions expose us to credit risk in the event of a default by one of our counterparties. Any such losses could adversely affect our business, financial condition and results of operations.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. When interest rates rise, the rate of interest we pay on our liabilities rises more quickly than the rate of interest that we receive on our interest-bearing assets, which may cause our profits to decrease. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of other-than-temporary impairment on our available-for-sale or held-to-maturity investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan origination income.

Accelerated prepayments may adversely affect net interest income.

Net interest income of future periods will be affected by our decision to deleverage our investment securities portfolio to preserve our capital position. Also, net interest income could be affected by prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on these securities, as the amortization of premiums paid upon acquisition of these securities would accelerate. Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the amortization of the discount would accelerate. These risks are directly linked to future period market interest rate fluctuations. Also, net interest income in future periods might be affected by our investment in callable securities.

Changes in interest rates may reduce net interest income due to basis risk.

Basis risk is the risk of adverse consequences resulting from unequal changes in the difference, also referred to as the “spread,” between two or more rates for different instruments with the same maturity and occurs when market rates for different financial instruments or the indices used to price assets and liabilities change at different times or by different amounts. The interest expense for liability instruments such as brokered CDs at times does not change by the same amount as interest income received from loans or investments. The liquidity crisis that erupted in late 2008, and that slowly began to subside during 2009 and 2010, caused a wider than normal spread between brokered CD costs and London Interbank Offered Rates (“LIBOR”) for similar terms. This, in turn, has prevented us from capturing the full benefit of a decrease in interest rates, as the floating rate loan portfolio re-prices with changes in the LIBOR indices, while the brokered CD rates decreased less than the LIBOR indices. To the extent that such pressures fail to subside in the near future, the margin between our LIBOR-based assets and the higher cost of the brokered CDs may compress and adversely affect net interest income.

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet were determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

For the year ended December 31, 2009 and the first nine months of 2010, we recognized a total of $1.7 million and $0.6 million, respectively, in other-than-temporary impairments. To the extent that any portion of the unrealized losses in our investment securities portfolio is determined to be other-than-temporary and, in the case of debt securities, the loss is related to credit factors, we would recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. This negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Downgrades in our credit ratings could further increase the cost of borrowing funds.

Fitch Ratings Ltd.’s (“Fitch”) long-term issuer default rating of First BanCorp and FirstBank is “CC”, or eight notches below investment grade. Standard and Poor’s (“S&P”) long-term issuer credit rating of First BanCorp and FirstBank is “CCC+”, or seven notches below investment grade. Moody’s Investor Service’s (“Moody’s”) issuer credit rating of FirstBank is “B3”, or six notches below investment grade, and S&P’s issuer rating is “CCC+”, or seven notches below investment grade. On June 4, 2010, Moody’s placed FirstBank’s rating on “Credit Watch Negative.”

We do not have any outstanding debt or derivative agreements that would be affected by a credit downgrade. Our liquidity is contingent upon our ability to obtain new external sources of funding to finance our operations; however, our current credit ratings and any future downgrades in credit ratings could hinder our access to external funding and/or cause external funding to be more expensive, which could in turn adversely affect our results of operations. Changes in credit ratings may also affect the fair value of certain liabilities and unsecured derivatives, measured at fair value in the financial statements, for which our own credit risk is an element considered in the fair value determination.

These debt and financial strength ratings are current opinions of the rating agencies. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of changes in, or unavailability of, information or based on other circumstances.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted various controls, procedures, policies and systems to monitor and manage risk. While we currently believe that our risk management policies and procedures are effective, the Order required us to review and revise our policies relating to risk management, including the policies relating to the assessment of the adequacy of the allowance for loan and lease losses and credit administration. Any improvements to our controls, procedures, policies and systems may not be adequate to identify and manage the risks in our various businesses. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses, suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and to retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning evolving compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key personnel could adversely affect our business because of the loss of their skills, knowledge of our markets and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement personnel. Similarly, the loss of key employees, either individually or as a group, can adversely affect our customers’ perception of our ability to continue to manage certain types of investment management mandates.

Further increases in the FDIC deposit insurance premium or required reserves may have a significant financial impact on us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Current economic conditions have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits (which have recently been increased) using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

The Dodd-Frank Act signed into law on July 21, 2010 requires the FDIC to increase the DIF’s reserves against future losses, which will necessitate increased deposit insurance premiums that are to be borne primarily by institutions with assets of greater than $10 billion. On October 19, 2010, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. The FDIC also proposed to raise its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met until 2027.

On November 9, 2010, the FDIC approved two proposed rules that would amend its current deposit insurance assessment regulations. The first proposed rule would implement a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 capital. The proposed rule would also change the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the current rate schedule and the schedules previously proposed by the FDIC in October 2010. The second proposed rule would revise the risk-based assessment system for all large insured depository institutions (generally, institutions with at least $10 billion in total assets). Under the proposed rule, the FDIC would use a scorecard method to calculate assessment rates for all such institutions.

Although the precise impact of the proposed rules on us is not clear at this time, any future increases in assessments will decrease our earnings and could have a material adverse effect on the value of, or market for, our common stock.

We may not be able to recover all assets pledged to Lehman Brothers Special Financing, Inc.

Lehman Brothers Special Financing, Inc. (“Lehman”) was the counterparty to First BanCorp on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to us, which constituted an event of default under those interest rate swap agreements. We terminated all interest rate swaps with Lehman and replaced them with other counterparties under similar terms and conditions. In connection with the unpaid net cash settlement due as of September 30, 2010 under the swap agreements, we have an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure was reserved in the third quarter of 2008. We had pledged collateral of $63.6 million with Lehman to guarantee our performance under the swap agreements in the event payment thereunder was required. The book value of pledged securities with Lehman as of September 30, 2010 amounted to approximately $64.5 million.

We believe that the securities pledged as collateral should not be part of the Lehman bankruptcy estate given the facts that the posted collateral constituted a performance guarantee under the swap agreements and was not part of a financing agreement, and that ownership of the securities was never transferred to Lehman. Upon termination of the interest rate swap agreements, Lehman’s obligation was to return the collateral to us. During the fourth quarter of 2009, we discovered that Lehman Brothers, Inc., acting as agent of Lehman, had deposited the securities in a custodial account at JP Morgan Chase, and that, shortly before the filing of the Lehman bankruptcy proceedings, it had provided instructions to have most of the securities transferred to

Barclays Capital (“Barclays”) in New York. After Barclays’s refusal to turn over the securities, during December 2009, we filed a lawsuit against Barclays in federal court in New York demanding the return of the securities. During February 2010, Barclays filed a motion with the court requesting that our claim be dismissed on the grounds that the allegations of the complaint are not sufficient to justify the granting of the remedies therein sought. Shortly thereafter, we filed our opposition motion. A hearing on the motions was held in court on April 28, 2010. The court, on that date, after hearing the arguments by both sides, concluded that our equitable-based causes of action, upon which the return of the investment securities is being demanded, contain allegations that sufficiently plead facts warranting the denial of Barclays’ motion to dismiss our claim. Accordingly, the judge ordered the case to proceed to trial. Subsequent to the decision handed down by the court, the district court judge transferred the case to the Lehman bankruptcy court for trial. While we believe we have valid reasons to support our claim for the return of the securities, we may not succeed in our litigation against Barclays to recover all or a substantial portion of the securities.

Additionally, we continue to pursue our claim filed in January 2009 in the proceedings under the Securities Protection Act with regard to Lehman Brothers Incorporated in Bankruptcy Court, Southern District of New York. An estimated loss was not accrued as we are unable to determine the timing of the claim resolution or whether we will succeed in recovering all or a substantial portion of the collateral or its equivalent value. If additional relevant negative facts become available in future periods, a need to recognize a partial or full reserve of this claim may arise. Considering that the investment securities have not yet been recovered by us, despite our efforts in this regard, we decided to classify such investments as non-performing during the second quarter of 2009.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

The resolution of certain pending legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, like the Agreements, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation, ability to attract and retain customers or obtain sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of U.S. Generally Accepted Accounting Principles (“GAAP”), which is periodically revised and expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our annual reports on Form 10-K and quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus. See “Incorporation by Reference.” An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Losses in future reporting periods may require us to adjust the valuation allowance against our deferred tax assets.

We evaluate the deferred tax assets for recoverability based on all available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between the future projected operating performance and the actual results. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the more-likely-than-not criterion, we consider all positive and negative evidence as of the end of each reporting period. Future adjustments, either increases or decreases, to the deferred tax asset valuation allowance will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under the tax law. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Such a charge could have a material adverse effect on our results of operations, financial condition and capital position.

If our goodwill or amortizable intangible assets become impaired, it may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where the goodwill is recorded.

We conducted our annual evaluation of goodwill during the fourth quarter of 2009. This evaluation is a two-step process. The Step 1 evaluation of goodwill allocated to the Florida reporting unit, which is one level below the United States Operations segment, indicated potential impairment of goodwill. The Step 1 fair value for the unit was below the carrying amount of its equity book value as of the December 31, 2009 valuation date, requiring the completion of Step 2. Step 2 required a valuation of all assets and liabilities of the Florida unit, including any recognized and unrecognized intangible assets, to determine the fair value of net assets. To complete Step 2, we subtracted from the unit’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 analysis indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $27 million, resulting in no goodwill impairment. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly and in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

Risks Related to Business Environment and Our Industry

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that almost all of our business is in Puerto Rico and the U.S. mainland and given the degree of interrelation between Puerto Rico’s economy and that of the U.S., we are exposed to downturns in the U.S. economy. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital from private and government entities, to merge with larger and stronger financial institutions and, in some cases, to fail.

Reflecting concern about the stability of the financial markets in general and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, erosion of consumer confidence, increased market volatility and widespread reduction of business activity in general. The resulting economic pressure on consumers and erosion of confidence in the financial markets has already adversely affected our industry and may continue to adversely affect our business, financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite the loans become less predictive of future behaviors.

•	The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

•	Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

•	We may be unable to comply with the Agreements, which could result in further regulatory enforcement actions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	We may be required to pay significantly higher FDIC premiums in the future because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•	There may be additional downward pressure on our stock price.

If current levels of market disruption and volatility continue or worsen, our ability to access capital and our business, financial condition and results of operations may be materially and adversely affected.

A prolonged economic slowdown or decline in the residential real estate market in the U.S. mainland and in Puerto Rico and an increase in continued unemployment in Puerto Rico could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations is currently in decline and this trend could also reduce the level of mortgage loans we may produce in the future and adversely affect our business. During periods of rising interest rates, refinancing originations for many mortgage products tend to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past two years, residential real estate values in many areas of the U.S. have decreased significantly, which has led to lower volumes and higher losses across the industry, adversely impacting our mortgage business.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the recent economic slowdown. Rising unemployment, higher interest rates or declines in housing prices have had a greater negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receive for loans, the values of mortgage loans held-for-sale or residual interests in securitizations, which could continue to harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real asset arising from borrower defaults to the extent not covered by third-party credit enhancement.

Our business concentration in Puerto Rico imposes risks.

We conduct our operations in a geographically concentrated area, as our main market is Puerto Rico. This imposes risks from lack of diversification in the geographical portfolio. Our financial condition and results of operations are highly dependent on the economic conditions of Puerto Rico, where adverse political or economic developments, among other things, could affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio.

Our credit quality may be adversely affected by Puerto Rico’s current economic condition.

Since March 2006, a number of key economic indicators have shown that the economy of Puerto Rico has been in recession.

Construction has remained weak since 2009 as Puerto Rico’s fiscal situation and decreasing public investment in construction projects affected the sector. For the ten-month period ended October 31, 2010, cement sales, which is an indicator of construction activity, were 22.7% lower than the same period in 2009.

On March 12, 2010, the Puerto Rico Planning Board announced the release of Puerto Rico’s macroeconomic data for the fiscal year ended on June 30, 2009 (“Fiscal Year 2009”) and projections for the fiscal year ending on June 30, 2010 (“Fiscal Year 2010”) and for the fiscal year ending on June 30, 2011 (“Fiscal Year 2011”). Fiscal Year 2009 showed a reduction in real GNP of 3.7%, while the projections suggested a reduction in real GNP of 3.6% for Fiscal Year 2010 and an increase in real GNP of 0.4% for Fiscal Year 2011. The Government Development Bank for Puerto Rico Economic Activity Index, which is a coincident index consisting of four major monthly economic indicators, namely total payroll employment, total electric power consumption, cement sales and gas consumption, and which monitors the actual trend of Puerto Rico’s economy, reflected a decrease of 4.67% in the rate of contraction of Puerto Rico’s economy in the first quarter of Fiscal Year 2011 as compared to a decrease of 5.48% in the rate of contraction in the first quarter of Fiscal Year 2010.

The above economic concerns and uncertainty in the private and public sectors may continue to have an adverse effect on the credit quality of our loan portfolios, as delinquency rates have increased, until the economy stabilizes.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by future failures of financial institutions and the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any losses resulting from our routine funding transactions may materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We and our subsidiaries are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in the U.S. Treasury’s Troubled Asset Relief Program (the “TARP”), to additional restrictions, oversight and costs. In addition, new proposals for legislation are periodically introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of compensation, interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If these regulatory trends continue, they could adversely affect our business and, in turn, our consolidated results of operations.

Financial services legislative and regulatory reforms may, if enacted or adopted, have a significant impact on our business and results of operations and on our credit ratings.

We face increased regulation and regulatory scrutiny as a result of our participation in the TARP. On July 20, 2010, we issued Series G Preferred Stock to the U.S. Treasury in exchange for the shares of Series F Preferred Stock plus accrued and unpaid dividends pursuant to an Exchange Agreement with the U.S. Treasury dated as of July 7, 2010, as amended. We also issued to the U.S. Treasury an amended and restated warrant to replace the original warrant that we issued to the U.S. Treasury under the TARP. Pursuant to the terms of this issuance, we are prohibited from increasing the dividend rate on our common stock in an amount exceeding the last quarterly cash dividend paid per share, or the amount publicly announced (if lower), of common stock prior to October 14, 2008, which was $0.07 per share, without approval.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations to be developed thereunder will include, provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future.

The Dodd-Frank Act, among other things, imposes new capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC’s authority to raise insurance premiums. The legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10 billion. The Dodd-Frank Act also limits interchange fees payable on debit card transactions, establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will have broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly-traded companies and allows financial institutions to pay interest on business checking accounts. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates.

The Collins Amendment to the Dodd-Frank Act, among other things, eliminates certain trust preferred securities from Tier 1 capital. TARP preferred securities are exempted from this treatment. In the case of certain trust preferred securities issued prior to May 19, 2010 by bank holding companies with total consolidated assets of $15 billion or more as of December 31, 2009, these “regulatory capital deductions” are to be phased in incrementally over a period of three years beginning on January 1, 2013. This provision also requires the federal banking agencies, to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Regulations implementing the Collins Amendment must be issued within 18 months of July 21, 2010.

These provisions, or any other aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply, and could therefore also materially and adversely affect our business, financial condition, and results of operations. Our management is actively reviewing the provisions of the Dodd-Frank Act, many of which are to be phased in over the next several months and years, and assessing its probable impact on our operations. However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and us in particular, is uncertain at this time.

A separate legislative proposal would impose a new fee or tax on U.S. financial institutions as part of the 2010 budget plans in an effort to reduce the anticipated budget deficit and to recoup losses anticipated from the TARP. Such an assessment is estimated to be 15-basis points, levied against bank assets minus Tier 1 capital and domestic deposits. It appears that this fee or tax would be assessed only against the 50 or so largest financial institutions in the U.S., which are those with more than $50 billion in assets, and therefore would not directly affect us. However, the large banks that are affected by the tax may choose to seek additional deposit funding in the marketplace, driving up the cost of deposits for all banks. The administration has also considered a transaction tax on trades of stock in financial institutions and a tax on executive bonuses.

The U.S. Congress has also recently adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve has adopted numerous new regulations addressing banks’ credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future.

Internationally, both the Basel Committee on Banking Supervision and the Financial Stability Board (established in April 2009 by the Group of Twenty (“G-20”) Finance Ministers and Central Bank Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation and transparency) have committed to raise capital standards and liquidity buffers within the banking system (“Basel III”). On September 12, 2010, the Group of Governors and Heads of Supervision agreed to the calibration and phase-in of the Basel III minimum capital requirements (raising the minimum Tier 1 common equity ratio to 4.5% and minimum Tier 1 equity ratio to 6.0%, with full implementation by January 2015) and introducing a capital conservation buffer of common equity of an additional 2.5% with implementation by January 2019. The U.S. federal banking agencies generally support Basel III. The G-20 endorsed Basel III on November 12, 2010.

Such proposals and legislation, if finally adopted, would change banking laws and our operating environment and that of our subsidiaries in substantial and unpredictable ways. We cannot determine whether such proposals and legislation will be adopted, or the ultimate effect that such proposals and legislation, if enacted, or regulations issued to implement the same, would have upon our financial condition or results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

On January 6, 2010, the member agencies of the Federal Financial Institutions Examination Council, which includes the Federal Reserve, issued an interest rate risk advisory reminding banks to maintain sound practices for managing interest rate risk, particularly in the current environment of historically low short-term interest rates.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse.

The imposition of additional property tax payments in Puerto Rico may further deteriorate our commercial, consumer and mortgage loan portfolios.

On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7 (the “Credit Act”). The Credit Act imposes a series of temporary and permanent measures, including the imposition of a 0.591% special tax applicable to properties used for residential (excluding those exempt as detailed in the Credit Act) and commercial purposes, and payable to the Puerto Rico Treasury Department. This temporary measure will be effective for tax years that commenced after June 30, 2009 and before July 1, 2012. The imposition of this special property tax could adversely affect the disposable income of borrowers from the commercial, consumer and mortgage loan portfolios and may cause an increase in our delinquency and foreclosure rates.

Risks Related to the Future Issuance of Common Stock

Issuances of common stock to the U.S. Treasury and BNS would dilute holders of our common stock, including purchasers of our common stock in this offering.

The issuance of at least $350 million of common stock in this offering would satisfy the remaining substantive condition to our ability to compel the U.S. Treasury to convert the Series G Preferred Stock into approximately 438.7 million pre-reverse stock split shares of common stock. This condition was recently revised pursuant to the First Amendment to Exchange Agreement between us and the U.S. Treasury. The number of shares we issue upon conversion will increase if we sell shares of common stock in this offering at a price below 90% of the market price per share of common stock on the trading day immediately preceding the pricing date of the offering. We do not know how this provision will be affected by the pricing of this offering on a post-reverse stock split basis when the market price of our common stock is on a pre-reverse stock split basis. In addition, the issuance of shares of common stock in this offering and upon the conversion of the Series G Preferred Stock will enable BNS, pursuant to its anti-dilution rights in the Stockholder Agreement, to acquire additional shares of common stock so that it can maintain the same percentage of ownership in our common stock of approximately 10% that it owned prior to the completion of the Exchange Offer. On November 18, 2010, we received an executed amendment to the Stockholder Agreement from BNS that provides BNS the right to decide whether to exercise its anti-dilution rights after we give aggregate notice of our issuance of shares of common stock to the participants in our Exchange Offer, and/or in this offering and/or to the U.S. Treasury upon the conversion of the Series G Preferred Stock. Finally, the U.S. Treasury has an amended and restated warrant to purchase 5,842,259 pre-reverse stock split shares of our common stock at a pre-reverse stock split exercise price of $0.7252 per share, which is subject to adjustment as discussed below. This warrant, which replaced a warrant exercisable at a pre-reverse stock split price of $10.27 per share that the U.S. Treasury acquired when it acquired the Series F Preferred Stock, was restated at the time we issued the Series G Preferred stock in exchange for the Series F Preferred Stock. Like the original warrant, the amended and restated warrant has an anti-dilution right that requires an adjustment to the exercise price for, and the number of shares underlying, the warrant. This adjustment is necessary under various circumstances, including as a result of the reverse stock split and if we issue shares of common stock for consideration per share that is lower than the initial pre-reverse stock split conversion price of the Series G Preferred Stock, or $0.7252, in this offering. We do not know how this provision will be affected by the pricing of this offering on a post-reverse stock split basis when the market price of our common stock is on a pre-reverse stock split basis.

The issuance of shares of common stock to the U.S. Treasury and to BNS will affect our current stockholders in a number of ways, including by:

•	diluting the voting power of the current holders of common stock; and

•	diluting the earnings per share and book value per share of the outstanding shares of common stock.

Finally, the additional issuances of shares of common stock may adversely impact the market price of our common stock.

Issuance of additional equity securities in the public markets and other capital management or business strategies that we may pursue could depress the market price of our common stock and result in the dilution of our common stockholders, including purchasers of our common stock in this offering.

Generally, we are not restricted from issuing additional equity securities, including our common stock. We may choose or be required in the future to identify, consider and pursue additional capital management strategies to bolster our capital position. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our leverage ratio, to address regulatory capital concerns, to restructure currently outstanding debt or equity securities or to satisfy our obligations upon the exercise of outstanding options or warrants. Future issuances of our equity securities, including common stock, in any transaction that we may pursue may dilute the interests of our existing common stockholders, including purchasers of our common stock in this offering, and cause the market price of our common stock to decline.

Risks Related to the Market Price and Value of Our Common Stock

This offering will result in a substantial amount of our common stock becoming available for sale in the market, which could adversely affect the market price of our common stock.

As of December 2, 2010, we had 319,557,932 pre-reverse stock split shares of our common stock outstanding. Following completion of this offering at a public offering price per post-reverse stock split share determined through negotiation between us and the underwriters based upon market conditions, an estimate of the change in the market price of our common stock as a result of the reverse stock split and other factors on the day we price the shares, and assuming we compel the conversion of the Series G Preferred Stock at the initial conversion price and issue the anti-dilution shares to BNS, we would have           post-reverse stock split shares of common stock outstanding. The issuance of such a large number of shares of our common stock in such a short period of time will significantly reduce earnings per share and could adversely affect the market price of our common stock.

The market price of our common stock may be subject to significant fluctuations and volatility.

The stock markets have recently experienced high levels of volatility. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our common stock. In addition, the market price of our common stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses and may continue to fluctuate or further decline. Factors that could cause fluctuations, volatility or further decline in the market price of our common stock, many of which could be beyond our control, include the following:

•	our ability to comply with the Agreements;

•	any additional regulatory actions against us;

•	our ability to complete this offering, the conversion into common stock of the Series G Preferred Stock or any other issuances of common stock;

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors, including any future failures of banks in Puerto Rico;

•	our announcement of the sale of common stock at a particular price per share;

•	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn and those that may be specifically directed to us;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

•	the departure of key personnel;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	market assessments as to whether and when this offering and the acquisition of additional newly issued shares by BNS will be consummated; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and the NYSE and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources. As a result of these factors, among others, the value of your investment may decline, and you may be unable to sell your shares of our common stock at or above the offering price. You are urged to obtain current market quotations for our common stock when you consider participating in this offering. See “—The implementation of the reverse stock split authorized by our stockholders may adversely affect the market price of our common stock and the trading liquidity of our common stock.”

Our suspension of dividends may have adversely affected and may further adversely affect our stock price and result in the expansion of our board of directors.

In March 2009, the Board of Governors of the Federal Reserve issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning process. The letter reiterates the long-standing Federal Reserve supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, we decided, as a matter of prudent fiscal management and following the Federal Reserve guidance, to suspend payment of common stock dividends and dividends on our Preferred Stock and Series G Preferred Stock. Our Agreement with the Federal Reserve precludes us from declaring any dividends without the prior approval of the Federal Reserve. We cannot anticipate if and when the payment of dividends might be reinstated.

This suspension may have adversely affected and may continue to adversely affect our stock price. Further, in general, if dividends on our preferred stock are not paid before February 28, 2011 (18 monthly dividend periods after we suspended dividend payments in August 2009), our preferred stockholders will have the right to elect two additional members of the our board of directors until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full.

The price of our common stock is depressed and may not recover.

The price of our common stock has declined significantly during 2010 to a closing price of $0.25 on December 1, 2010, the last trading day prior to the date of this prospectus. See “Market Price, Dividend and Distribution Information.” Our stock price may never recover to prior levels. Many factors discussed under “Risk Factors” in this prospectus that we cannot predict or control may cause sudden changes in the price of our common stock or prevent the price of our common stock from recovering.

The implementation of the reverse stock split authorized by our stockholders may adversely affect the market price of our common stock and the trading liquidity of our common stock.

Before the registration statement of which this prospectus is a part is declared effective, we will effect a reverse stock split in the range of between one new share of common stock for 10 old shares of common stock and one new share of common stock for 20 old shares of common stock, which is the range that our stockholders approved at our Special Meeting of Stockholders on August 24, 2010. We believe that the reverse stock split will return us to compliance with the NYSE listing requirements. See “—Our common stock could be delisted if we fall below applicable compliance standards.” A reverse stock split in a ratio within the approved range will provide enough authorized shares of common stock for issuance (i) in this offering, (ii) in the conversion of the Series G Preferred Stock, (iii) pursuant to the amended and restated warrant of the U.S. Treasury and (iv) pursuant to outstanding options under our stock incentive plan. At this time, our board of directors has not made a decision as to what ratio to select.

Because some investors may view the reverse stock split negatively, the reverse stock split may adversely affect the market price of our common stock. In the usual case, as a result of the reverse stock split (all other things being equal), the market price of common stock may not rise proportionally to the decrease in outstanding shares resulting from the reverse stock split. In addition, the market price of our common stock may decline by a greater percentage than would occur in the absence of the reverse stock split. The post-reverse stock split stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve. Finally, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares) and stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty effecting sales.

Our common stock could be delisted if we fall below applicable compliance standards.

Under the NYSE rules, a listed company will be considered below compliance standards if the average closing price of its common stock is less than $1.00 over a consecutive 30 trading-day period. One July 10, 2010, the NYSE notified us that the average closing price of our common stock over the consecutive 30 trading-day period ended July 6, 2010 was less than $1.00. Accordingly, the price of our common stock was below the price criteria compliance standard. The price of our common stock has remained below $1.00 since then. Before the registration statement of which this prospectus is a part is declared effective, we will effect a reverse stock split within the range approved by our stockholders. We believe that the reverse stock split will return us to compliance with the NYSE’s price criteria compliance standard and allow us to maintain the listing of our common stock on the NYSE. If we are unable to effect a reverse stock split, if we are unable to cure our failure to comply within six months following notification from the NYSE, or if the reverse stock split does not result in our ability to maintain compliance with the applicable NYSE listing requirements, our common stock may be suspended from trading on, or delisted from, the NYSE, which will adversely impact the market liquidity of our common stock.

If we do not raise gross proceeds of at least $350 million in this offering, we would not be able to fulfill the remaining substantive condition required for us to compel the conversion of the Series G Preferred Stock into common stock, which may adversely affect investor interest in us and will require us to continue to accrue dividends payable on the Series G Preferred Stock.

If we are unable to sell a number of shares that results in gross proceeds to us of at least $350 million, we would not be able to fulfill the remaining substantive condition required for us to compel the conversion of the shares of Series G Preferred Stock that the U.S. Treasury now owns. That inability would mean that our ratios of Tier 1 common equity to risk-weighted assets and tangible common equity to tangible assets, which are ratios that investors are likely to consider in making investment decisions, would not benefit from the increase in outstanding common equity resulting from the conversion. In addition, our inability to convert the Series G Preferred Stock would mean that we would continue to need to accrue dividends on the Series G Preferred Stock, which are 5% per year until January 16, 2014 (or $21.2 million per year on an aggregate basis), and 9% thereafter (or $38.2 million per year on an aggregate basis) until it automatically converts into common stock on July 7, 2017, if it is still outstanding at that time.

Risks Related to the Rights of Holders of Our Common Stock Compared to the Rights of Holders of Our Debt Obligations and Shares of Preferred Stock

The holders of our debt obligations, the shares of Preferred Stock still outstanding and any remaining Series G Preferred Stock after this offering will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First BanCorp, our common stock would rank below all debt claims against us and claims of all of our outstanding shares of preferred stock, including the shares of Preferred Stock that were not exchanged for common stock in the Exchange Offer, which has a liquidation preference of approximately $63 million, and the Series G Preferred Stock, which has a liquidation preference of approximately $424.2 million, if we cannot compel the conversion of the Series G Preferred Stock into common stock.

As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of First BanCorp until after all our obligations to our debt holders have been satisfied and holders of senior equity securities and trust preferred securities have received any payment or distribution due to them.

In addition, we are required to pay dividends on our preferred stock before we pay any dividends on our common stock. Holders of our common stock will not be entitled to receive payment of any dividends on their shares of our common stock unless and until we obtain the Federal Reserve’s approval to resume payments of dividends on any shares of outstanding preferred stock.

Dividends on our common stock have been suspended and you may not receive funds in connection with your investment in our common stock without selling your shares of our common stock.

The Written Agreement that we entered into with the Federal Reserve prohibits us from paying any dividends or making any distributions without the prior approval of the Federal Reserve. Holders of our common stock are only entitled to receive dividends as our board of directors may declare out of funds legally available for payment of such dividends. We have suspended dividend payments on our common stock since August 2009. Furthermore, so long as any shares of preferred stock remain outstanding and until we obtain the Federal Reserve’s approval, we cannot declare, set apart or pay any dividends on shares of our common stock (i) unless any accrued and unpaid dividends on our preferred stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our preferred stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment and, (ii) with respect to our Series G Preferred Stock, unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares have been declared and paid in full. Prior to January 16, 2012, unless we have redeemed or converted all of the shares of Series G Preferred Stock or the U.S. Treasury has transferred all of the Series G Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase the dividend rate per pre-reverse stock split share of common stock above $0.07 per pre-reverse stock split share or repurchase or redeem equity securities, including our common stock, subject to certain limited exceptions. This could adversely affect the market price of our common stock.

Also, we are a bank holding company and our ability to declare and pay dividends is dependent also on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. Moreover, the Federal Reserve has issued a policy statement stating that bank holding companies should generally pay dividends only out of current operating earnings. In the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged dividend pay-out ratios that are at the 100% or higher level unless both asset quality and capital are very strong.

In addition, the terms of our outstanding junior subordinated debt securities held by trusts that issue trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our common stock and preferred stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. We elected to defer the interest payments that would have been due in September and December 2010 and may make similar elections with respect to future quarterly interest payments.

Accordingly, you may have to sell some or all of your shares of our common stock in order to generate cash flow from your investment. You may not realize a gain on your investment when you sell your shares of common stock and may lose the entire amount of your investment.

Offerings of debt, which would be senior to our common stock upon liquidation, or preferred equity securities, which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

Subject to any required approval of our regulators, if our capital ratios or those of our banking subsidiary fall below the required minimums, we or our banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Risk Related to this Offering

Management will have discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. Our use of the net proceeds may not increase profitability or market value and we may not be able to invest the net proceeds to yield a favorable return pending our use of such net proceeds.

If we determine to complete this offering for a lower amount of gross proceeds than $350 million, we may be required to implement additional de-leveraging strategies to ensure our compliance with the capital plans we submitted to our regulators.

Although we want to receive gross proceeds of at least $350 million, we may determine to complete an offering for a number of shares of common stock that results in a lower amount of gross proceeds. In that case, we would not be able to fulfill the remaining substantive condition required for us to compel the conversion of the Series G Preferred Stock into common stock. See “—Risks Related to the Market Price and Value of Our Common Stock—If we do not raise gross proceeds of at least $350 million in this offering, we would not be able to fulfill the remaining substantive condition required for us to compel the conversion of the Series G Preferred Stock into common stock, which may adversely affect investor interest in us and will require us to continue to accrue dividends payable on the Series G Preferred Stock.” In addition, the lower level of proceeds may require us to implement additional de-leveraging strategies to ensure our compliance with the capital plans we submitted to our regulators.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity and the effect of new accounting guidance on our financial condition and results of operations. All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks described above in the “Risk Factors” section, and the following:

•	uncertainty about whether we will be able to fully comply with the Agreements that, among other things, require us to attain certain capital levels and reduce our special mention, classified, delinquent and non-accrual assets;

•	uncertainty as to whether we will be able to issue $350 million of equity so as to meet the remaining substantive condition necessary to compel the U.S. Treasury to convert into common stock the shares of our Series G Preferred Stock that we issued to the U.S. Treasury;

•	uncertainty as to whether we will be able to complete future capital-raising efforts;

•	uncertainty as to the availability of certain funding sources, such as retail brokered CDs;

•	the risk of not being able to fulfill our cash obligations or pay dividends in the future to our stockholders due to our inability to receive approval from the Federal Reserve to receive dividends from our main banking subsidiary;

•	the risk of being subject to possible additional regulatory action;

•	the strength or weakness of the real estate market and of the consumer and commercial credit sector and their impact on the credit quality of our loans and other assets, including our construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense and may subject us to further rise from loan defaults and foreclosures;

•	adverse changes in general economic conditions in the U.S. and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of our products and services and the value of our assets, including the value of derivative instruments used for protection from interest rate fluctuations;

•	our reliance on brokered CDs and our ability to obtain, on a periodic basis, approval to issue brokered certificates of deposit to fund operations and provide liquidity in accordance with the terms of the Order;

•	an adverse change in our ability to attract new clients and retain existing ones;

•	a decrease in demand for our products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government;

•	a need to recognize additional impairments of financial instruments or goodwill relating to acquisitions;

•	uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., the USVI and the BVI, which could affect our financial performance and could cause our actual results for future periods to differ materially from prior results and anticipated or projected results;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on our business, financial condition and results of operations;

•	changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico, the USVI and the BVI;

•	the risk of possible failure or circumvention of controls and procedures and the risk that our risk management policies may not be adequate;

•	the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in our non-interest expense;

•	risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset;

•	risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.;

•	risks relating to the impact of the reverse stock split on the price of our common stock;

•	changes in our expenses associated with acquisitions and dispositions;

•	the adverse effect of litigation;

•	developments in technology;

•	risks associated with further downgrades in the credit ratings of our long-term senior debt;

•	general competitive factors and industry consolidation;

•	risks associated with the depression of the price of our common stock, including the possibility of our common stock being delisted from the NYSE; and

•	the possible future dilution to holders of our common stock resulting from additional issuances of common stock or securities convertible into common stock.

Although the “forward-looking statements” are based on our current beliefs and expectations, we do not undertake, and specifically disclaim any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by federal and state securities laws.

We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations described in the forward- looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. We do not assume any obligation to update any forward-looking statements.

REGULATORY AND OTHER CAPITAL RATIOS

The following table sets forth our regulatory capital ratios as of September 30, 2010 on an “as reported” basis and as adjusted and pro forma basis to give effect to the issuance of aggregate net proceeds of $350 million of our common stock in this offering and the mandatory conversion of the Series G Preferred Stock into approximately 438.7 million pre-reverse stock split shares of common stock at the initial pre-reverse stock split conversion price of $0.7252 per share, which is subject to adjustment for the reverse stock split and possibly this offering, and assuming the proceeds of this offering (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us) will be invested in cash and cash equivalents.

This table should be read in conjunction with the information set forth under “Selected Financial Data” and our consolidated unaudited financial statements in our Form 10-Q for the quarter ended September 30, 2010, which is incorporated by reference into this prospectus.

	As of September 30, 2010
		As adjusted
		and
	As reported	pro forma

Total capital ratio (total capital to risk-weighted assets)	13.26%		%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.96
Leverage ratio (Tier 1 capital to average assets)	8.34
Tangible common equity ratio (tangible common equity to tangible assets)	5.21
Tier 1 common ratio (Tier 1 common equity to risk-weighted assets)	6.62

See “Non-GAAP Data” for reconciliations of Tier 1 common equity and tangible common equity to stockholders’ equity, the most directly comparable GAAP financial measure, and tangible assets to total assets, the most directly comparable GAAP financial measure, as of September 30, 2010.

The following table sets forth the regulatory capital ratios of FirstBank as of September 30, 2010 on an “as reported” basis. Although all of FirstBank’s regulatory capital ratios exceeded the established ratios for a “well-capitalized” institution at September 30, 2010, because of the Order, FirstBank cannot be treated as a “well-capitalized” institution under regulatory guidance.

	As of September 30, 2010
		Established ratios for a “well-
	As reported	capitalized” institution

Total capital ratio (total capital to risk-weighted assets)	12.81%	10.00%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	11.52	6.00
Leverage ratio (Tier 1 capital to average assets)	8.03	5.00

NON-GAAP DATA

The ratios of Tier 1 common equity to risk-weighted assets and tangible common equity to tangible assets, the adjusted earnings data and net interest margin (on a tax equivalent basis and excluding valuations) mentioned above are not financial measures recognized under generally accepted accounting principles, or GAAP, and therefore are considered non-GAAP financial measures.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements, including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which is calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (“SCAP”), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the applicable bank regulatory ratios, in evaluating our capital levels and believes that, at this time, the ratio may continue to be of interest to investors.

The following table reconciles stockholders’ equity (GAAP) as of September 30, 2010 to Tier 1 common equity on (1) an actual basis and (2) an as adjusted and pro forma basis to reflect the sale of common stock in this offering and the conversion of the Series G Preferred Stock into common stock:

	As of September 30, 2010
		As adjusted
	Actual	and pro forma

Tier 1 Common Equity:
Total equity—GAAP	$1,321,979
Qualifying preferred stock	(411,876)
Unrealized (gain) on available-for-sale securities(1)	(30,295)
Disallowed deferred tax asset(2)	(43,552)
Goodwill	(28,098)
Core deposits intangible	(14,673)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(2,654)
Other disallowed assets	(636)

Tier 1 common equity	$790,195

Total risk-weighted assets	$11,930,854

Tier 1 common equity to risk-weighted assets ratio	6.62%

(1)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $64 million of First BanCorp’s deferred tax assets at September 30, 2010 were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $44 million of such assets at September 30, 2010 exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $7 million of First BanCorp’s other net deferred tax liability at September 30, 2010 represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Tangible Common Equity Ratio

The tangible common equity ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

The following table reconciles stockholders’ equity (GAAP) as of September 30, 2010 to tangible common equity on (1) an actual basis, and (2) an as adjusted and pro forma basis to reflect the sale of common stock in this offering and the conversion of the Series G Preferred Stock into common stock and reconciles total assets (GAAP) as of September 30, 2010 to tangible assets:

	As of September 30, 2010
		As adjusted
	Actual	and pro forma

Tangible Equity:
Total equity—GAAP	$1,321,979
Preferred equity	(411,876)
Goodwill	(28,098)
Core deposit intangible	(14,673)

Tangible common equity	$867,332

Tangible Assets:
Total assets—GAAP	$16,678,879
Goodwill	(28,098)
Core deposit intangible	(14,673)

Tangible assets	$16,636,108

Tangible common equity ratio	5.21%

Adjusted Earnings Data

Management uses the non-GAAP measures of pre-tax, pre-provision earnings and adjusted pre-tax, pre-provision earnings to assess the performance of our core business and the strength of our capital position. We believe that these non-GAAP financial measures provide meaningful additional information about us to assist investors in evaluating our operating results and financial strength. These non-GAAP financial measures should not be considered as substitutes for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

Presented below is a reconciliation of these financial measures to net income.

	Nine months
	ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands)
	(unaudited)

Net (loss) income (GAAP)	$(272,872)	$(221,985)	$(275,187)	$109,937	$68,136	$84,634	$114,604
Income tax expense (benefit)	9,721	1,223	4,534	(31,732)	21,583	27,442	15,016
Provision for loan and lease losses	438,240	442,671	579,858	190,948	120,610	74,991	50,644

Pre-tax, pre-provision earnings (non-GAAP)	$175,089	$221,909	$309,205	$269,153	$210,329	$187,067	$180,264

	Nine months
	ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(in thousands)
	(unaudited)

Net (loss) income (GAAP)	$(272,872)	$(221,985)	$(275,187)	$109,937	$68,136	$84,634	$114,604
Income tax expense (benefit)	9,721	1,223	4,534	(31,732)	21,583	27,442	15,016
Provision for loan and lease losses	438,240	442,671	579,858	190,948	120,610	74,991	50,644
Net (gain) loss on sale of securities or other-than-temporary impairments	(103,282)	(60,759)	(85,146)	(21,193)	2,726	8,194	(12,339)

Adjusted pre-tax, pre-provision earnings (non-GAAP)	$71,807	$161,150	$224,059	$247,960	$213,055	$195,261	$167,925

Net Interest Margin

Net interest margin is reported on a tax-equivalent basis and excluding changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value (“valuations”). The presentation of net interest margin excluding valuations provides additional information about our net interest margin and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. We believe that it is a standard practice in the banking industry to present net interest margin (as well as net interest income and interest rate spread) on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of our results to results of our peers.

The following table reconciles the non-GAAP financial measures “net interest spread and margin on a tax-equivalent basis and excluding fair value changes” with net interest spread and margin calculated and presented in accordance with GAAP for the nine-month periods ended September 30, 2010 and September 30, 2009 and years ended December 31, 2009, December 31, 2008, December 31, 2007, December 31, 2006 and December 31, 2005. The table also reconciles the non-GAAP financial measure “net interest income on a tax-equivalent basis and excluding fair value changes” with net interest income calculated and presented in accordance with GAAP.

	Nine months
	ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Net Interest Income (in thousands)
Interest Income—GAAP	$639,880	$753,125	$996,574	$1,126,897	$1,189,247	$1,288,813	$1,067,590
Unrealized loss (gain) on derivative instruments	2,169	(2,755)	(5,519)	8,037	6,638	(75)	2,411

Interest income excluding valuations	642,049	750,370	991,055	1,134,934	1,195,885	1,288,738	1,070,001
Tax-equivalent adjustment	23,912	41,306	53,617	56,408	15,293	27,987	61,166

Interest income on a tax-equivalent basis excluding valuations	665,961	791,676	1,044,672	1,191,342	1,211,178	1,316,725	1,131,167
Interest Expense—GAAP	290,253	371,380	477,532	599,016	738,231	845,119	635,271
Unrealized gain (loss) on derivative instruments and liabilities measured at fair value	2,381	202	(45)	13,214	(2,427)	(58,269)	(71,023)

Interest expense excluding valuations	292,634	371,582	477,487	612,230	735,804	786,850	564,248

Net interest income—GAAP	$349,627	$381,745	$519,042	$527,881	$451,016	$443,694	$432,319

Net interest income excluding valuations	$349,415	$378,788	$513,568	$522,704	$460,081	$501,888	$505,753

Net interest income on a tax-equivalent basis excluding valuations	$373,327	$420,094	$567,185	$579,112	$475,374	$529,875	$566,919

	Nine months
	ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Average Balances (in thousands)
Loans and leases	$13,008,559	$13,353,628	$13,460,562	$12,393,589	$11,288,745	$11,767,736	$11,509,477
Total securities and other short-term investments	5,214,304	5,960,069	5,865,662	5,689,217	5,486,601	6,874,539	6,038,910

Average Interest-Earning Assets	$18,222,863	$19,313,697	$19,326,224	$18,082,806	$16,775,346	$18,642,275	$17,548,387

Average Interest-Bearing Liabilities	$16,074,153	$17,093,195	$17,099,692	$16,278,116	$14,928,807	$16,690,265	$15,747,825

Average Yield/Rate
Average yield on interest-earning assets—GAAP	4.69%	5.21%	5.16%	6.23%	7.09%	6.91%	6.08%
Average rate on interest-bearing liabilities—GAAP	2.41%	2.90%	2.79%	3.68%	4.95%	5.06%	4.03%

Net interest spread—GAAP	2.28%	2.31%	2.37%	2.55%	2.14%	1.85%	2.05%

Net interest margin—GAAP	2.57%	2.64%	2.69%	2.92%	2.69%	2.38%	2.46%

Average yield on interest-earning assets excluding valuations	4.71%	5.19%	5.13%	6.28%	7.13%	6.91%	6.10%
Average rate on interest-bearing liabilities excluding valuations	2.43%	2.91%	2.79%	3.76%	4.93%	4.71%	3.58%

Net interest spread excluding valuations	2.28%	2.28%	2.34%	2.52%	2.20%	2.20%	2.52%

Net interest margin excluding valuations	2.56%	2.62%	2.66%	2.89%	2.74%	2.69%	2.88%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.89%	5.48%	5.41%	6.59%	7.22%	7.06%	6.45%
Average rate on interest-bearing liabilities excluding valuations	2.43%	2.91%	2.79%	3.76%	4.93%	4.71%	3.58%

Net interest spread on a tax-equivalent basis and excluding valuations	2.46%	2.57%	2.62%	2.83%	2.29%	2.35%	2.87%

Net interest margin on a tax-equivalent basis and excluding valuations	2.74%	2.91%	2.93%	3.20%	2.83%	2.84%	3.23%

OTHER CAPITAL RAISING EFFORTS

Prior to filing the registration statement of which this prospectus is a part, we were engaged in preliminary discussions with certain investors, all of whom we believe were accredited investors, concerning a private placement of our common stock. The proposed private placement sought to raise approximately $500 million in gross proceeds. We terminated all offering activity related to the proposed private placement on August 24, 2010. We did not accept any offers to buy shares of our common stock and none of our shares of common stock were sold in the proposed private placement. This prospectus and any accompanying prospectus supplement supersede any offering materials used in the proposed private placement.

In connection with our proposed private placement, we intended to offer the right to our holders of common stock to acquire shares of common stock at the price at which the shares were sold in the offering. In as much as we have determined to conduct this offering, we have determined not to proceed with a rights offering to our common stockholders.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of our common stock for general corporate purposes, including strengthening FirstBank’s capital position.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

Our common stock is currently listed on the NYSE under the symbol “FBP.” As of December 1, 2010, we had 319,557,932 pre-reverse stock split shares of our common stock outstanding, held by approximately 536 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices per pre-reverse stock split share of the common stock and the cash dividends declared per pre-reverse stock split share of the common stock.

			Cash dividends
	Share prices		declared
	High	Low	per share

2010
Fourth Quarter (through December 1, 2010)	$0.32	$0.24	$0.00	*
Third Quarter ended September 30, 2010	0.65	0.27	0.00	*
Second Quarter ended June 30, 2010	3.69	0.53	0.00	*
First Quarter ended March 31, 2010	2.90	1.89	0.00	*
2009
Fourth Quarter ended December 31, 2009	$3.03	$1.47	$0.00	*
Third Quarter ended September 30, 2009	4.31	2.81	0.00	*
Second Quarter ended June 30, 2009	7.64	3.94	0.07
First Quarter ended March 31, 2009	11.20	3.43	0.07
2008
Fourth Quarter ended December 31, 2008	$12.17	$7.57	$0.07
Third Quarter ended September 30, 2008	14.00	5.62	0.07
Second Quarter ended June 30, 2008	11.29	6.28	0.07
First Quarter ended March 31, 2008	11.11	7.26	0.07

*	Cash dividends on the common stock have been suspended since August 2009.

On December 1, 2010, the closing sales price of our common stock on the NYSE was $0.25 per pre-reverse stock split share.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	On an actual basis without regard to the reverse stock split effected on , 2010; and

•	On an as adjusted and pro forma basis to give effect to:

•	the reverse stock split effected on , 2010 in which one new share of our common stock was issued for old shares our common stock;

•	the issuance of 438,679,675 pre-reverse stock split shares to the U.S. Treasury upon the conversion of 424,174 shares of our Series G Preferred Stock assuming that the number of shares and the initial conversion price of $0.7252 per share are adjusted only to reflect the reverse stock split; and

•	the issuance and sale of shares of our common stock in this offering at a public offering price of $ per share, and assuming the proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us) will be invested in cash and cash equivalents.

The table should be read in conjunction with and is qualified in its entirety by our audited and unaudited consolidated financial statements and notes thereto incorporated by reference into this prospectus. For more information, see “Incorporation by Reference.”

	As of September 30, 2010
		As adjusted
	Actual	and pro forma
	(in thousands, except share data)

Long term borrowings	$225,000
Stockholders’ equity
Preferred stock, $1.00 par value, 50,000,000 shares authorized;
3,600,000 shares of Series A Preferred Stock outstanding, 450,195 as of July 20, 2010	11,255
3,000,000 shares of Series B Preferred Stock outstanding, 475,987 as of July 20, 2010	11,900
4,140,000 shares of Series C Preferred Stock outstanding, 460,611 as of July 20, 2010	11,515
3,680,000 shares of Series D Preferred Stock outstanding, 510,592 as of July 20, 2010	12,765
7,584,000 shares of Series E Preferred Stock outstanding, 624,487 as of July 20, 2010	15,612
400,000 shares of Series F Preferred Stock outstanding, net of discount, 400,000	—
424,174 shares of Series G Preferred Stock outstanding, net of discount, 424,174	348,829
Common stock, $0.10 par value; 2,000,000,000 shares authorized, 329,455,732 shares issued and 319,557,932 shares outstanding, actual; $0.10 par value, 2,000,000,000 shares authorized, shares issued and shares outstanding, as adjusted and pro forma	32,946
Treasury stock (at par value)	(990)
Additional paid-in capital	289,640
Legal surplus	299,006
Retained earnings	259,206
Accumulated other comprehensive income-unrealized gain on securities available for sale net of tax
	30,295

Total stockholders’ equity	1,321,979

Total Capitalization	$1,546,979

The table above does not include:

•	the issuance of any shares to BNS pursuant to its anti-dilution right under the Stockholder Agreement;

•	2,072,200 pre-reverse stock split shares of common stock issuable upon the exercise of options outstanding as of October 28, 2010 at a weighted average exercise price of $13.24 per share;

•	5,842,259 pre-reverse stock split shares of common stock issuable upon the exercise of warrants outstanding as of October 28, 2010 at an exercise price of $0.7252 per share, subject to adjustment;

•	3,767,784 pre-reverse stock split additional shares of common stock available for future issuance as of October 28, 2010 under the First BanCorp 2008 Omnibus Incentive Plan; and

•	up to additional post-reverse stock split shares of common stock (equal to 15% of the total number of shares we are offering) that we may sell to the underwriter upon the exercise of its over allotment option to purchase additional shares of common stock.

DESCRIPTION OF CAPITAL STOCK

Our Restated Articles of Incorporation (“Articles of Incorporation”) authorize the issuance of up to 2,000,000,000 shares of common stock, par value $0.10 per share, and up to 50,000,000 shares of preferred stock, par value $1.00 per share. The amount of authorized shares of common stock will not change as a result of the reverse stock split. The following summary outlines the rights of holders of the shares of Preferred Stock, the holder of Series G Preferred Stock and the holders of our common stock. This summary is qualified in its entirety by reference to our Articles of Incorporation, including the Certificates of Designation, and our by-laws (the “Bylaws”), each of which is an exhibit to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of stockholder rights. On July 20, 2010, we issued shares of a new series of Series G Preferred Stock to the U.S. Treasury in exchange for the Series F Preferred Stock that it owned and accrued and unpaid dividends on such stock. The Series G Preferred Stock has similar terms to the Series F Preferred Stock but is convertible as described below under “—Conversion Rights.”

Governing Documents

Preferred Stock

Holders of shares of Preferred Stock and Series G Preferred Stock have the rights set forth in our Articles of Incorporation, including the applicable Certificate of Designation, the Bylaws and Puerto Rico law.

Common Stock

Holders of shares of our common stock have the rights set forth in our Articles of Incorporation, the Bylaws and Puerto Rico law.

Dividends and Distributions

Preferred Stock

The shares of Preferred Stock, as well as Series G Preferred Stock, rank senior to the common stock and any other stock that is expressly junior to Preferred Stock and Series G Preferred Stock as to payment of dividends. Dividends on shares of Preferred Stock are payable monthly and are not mandatory or cumulative. Series G Preferred Stock pay cumulative compounding dividends quarterly in arrears of 5% per year until January 16, 2014, and 9% thereafter. Holders of shares of preferred stock are entitled to receive dividends, when, as, and if declared by our board of directors, out of funds legally available for dividends. On July 30, 2009, we announced the suspension of dividends on each series of our Preferred Stock and our previously outstanding Series F Preferred Stock (which was exchanged for the Series G Preferred Stock) effective with the dividend for August 2009. Furthermore, under the terms of the Written Agreement with the Federal Reserve, we are required to obtain prior approval from the Federal Reserve to declare or pay dividends on our capital stock and to receive dividends from FirstBank.

Common Stock

Subject to the preferential rights of any other class or series of capital stock, including preferred stock, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available for the payment of dividends.

In general, so long as any shares of preferred stock remain outstanding and until we meet various federal regulatory considerations, we cannot declare, set apart or pay any dividends on shares of our common stock unless all accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

In addition, in general, and subject to certain limitations in the applicable certificate of designation, so long as any shares of Series G Preferred Stock remain outstanding, we cannot declare, set apart or pay any dividends on shares of our common stock unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series G Preferred Stock have been declared and paid in full. Furthermore, under the terms of the Written Agreement with the Federal Reserve, we are required to obtain prior approval from the Federal Reserve to declare or pay dividends on our capital stock and to receive dividends from FirstBank.

Ranking

Preferred Stock

Each series of Preferred Stock, as well as Series G Preferred Stock, currently ranks senior to the common stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of First BanCorp. Each series of Preferred Stock, as well as Series G Preferred Stock, is equal in right of payment with the other outstanding series of shares of Preferred Stock, including Series G Preferred Stock. The liquidation preference of the shares of Preferred Stock is $25 per share, plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution. The liquidation preference of shares of Series G Preferred Stock is $1,000 per share, plus the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment.

Common Stock

The common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up of First BanCorp to all other securities and indebtedness of First BanCorp.

Conversion Rights

None of the shares of Preferred Stock or common stock are convertible into other securities. The Series G Preferred Stock is convertible by us if within nine months from the date of the Exchange Agreement, (a) at least $385 million of the liquidation preference of our Preferred Stock are tendered in the Exchange Offer (which we achieved upon settlement of the Exchange Offer), (b) we raise $350 million of additional capital, subject to terms, other than the price per share, reasonably acceptable to the U.S. Treasury in its sole discretion, (c) we obtain the approval of the holders of our common stock of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 750,000,000 to at least 1,200,000,000 and to reduce the par value of a share of common stock from $1.00 to $0.10 (which we obtained on August 24, 2010 at a special meeting of stockholders), (d) we have requested and received from the appropriate banking regulators all requisite approvals of the conversion (no approvals are required of the conversion), (e) we have made any applicable anti-dilution adjustments and (f) neither we nor any of our subsidiaries has dissolved or became subject to insolvency or similar proceedings, or has become subject to other materially adverse regulatory or other actions. The U.S. Treasury, and any subsequent holder of the Series G Preferred Stock, will have the right to convert the Series G Preferred Stock at any time. Unless earlier converted by the holder or us, the Series G Preferred Stock will automatically convert into shares of common stock on July 7, 2017 of the issuance of the Series G Preferred Stock at the then current market price of the common stock. The conversion of the Series G Preferred Stock would significantly increase our tangible common equity ratio.

Voting Rights

Preferred Stock

Whenever dividends remain unpaid on the shares of preferred stock or any other class or series of preferred stock that ranks on parity with shares of preferred stock as to payment of dividends and having equivalent voting rights (“Parity Stock”) for at least 18 monthly dividend periods (whether or not consecutive), the number of directors constituting our board of directors will be increased by two members and the holders of the shares of preferred stock together with holders of Parity Stock, voting separately as a single class, will have the right to elect the two additional members of our board of directors. As of December 2, 2010, we have not paid dividends on the Preferred Stock for 17 months. When First BanCorp has paid full dividends on any class or series of non-cumulative Parity Stock for at least 12 consecutive monthly dividend periods following such non-payment, and has paid cumulative dividends in full on any class or series of cumulative Parity Stock, the voting rights will cease and the authorized number of directors will be reduced by two.

Holders of shares of Preferred Stock currently have the right to vote as a separate class with all other series of Parity Stock adversely affected by and entitled to vote thereon (except Series G Preferred Stock, which votes as a separate class), with respect to:

•	any amendment, alteration or repeal of the provisions of the Articles of Incorporation, including the relevant Certificates of Designation, or Bylaws that would alter or change the voting powers, preferences or special rights of such series of shares of Preferred Stock so as to affect them adversely; or

•	any amendment or alteration of the Articles of Incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into shares of, any of First BanCorp.’s capital stock ranking senior to such series of shares of Preferred Stock.

Approval of two-thirds of such shares is required.

So long as any shares of Series G Preferred Stock are outstanding, in addition to the voting rights set forth above, the vote or consent of the holders of at least of two-thirds of the shares of Series G Preferred Stock at the time outstanding, voting separately as a single class, shall be necessary for effecting or validating any consummation of a binding share exchange or reclassification involving Series G Preferred Stock or of a merger or consolidation of First BanCorp with another entity, unless the shares of Series G Preferred Stock remain outstanding following any such transaction or, if First BanCorp is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series G Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of Series G Preferred Stock, taken as a whole.

Common Stock

Holders of shares of our common stock are entitled to one vote per share on all matters voted on by our stockholders. There are no cumulative voting rights for the election of directors. The U.S. Treasury has agreed to vote, or cause to be voted, any shares of common stock that it acquires pursuant to the terms of the Series G Preferred Stock or the amended and restated warrant, except with respect to certain matters, in the same proportion as the votes on all other outstanding shares of common stock. The U.S. Treasury will retain discretionary authority to vote on the election and removal of directors, the approval of any business combination or sale of substantially all of the assets or property of First BanCorp, the approval of any dissolution of First BanCorp, the approval of any issuance of any securities of First BanCorp on which holders of common stock are entitled to vote and on any other matters reasonably incidental to those matters, as determined by the U.S. Treasury.

Redemption

Preferred Stock

Optional Redemption by First BanCorp

We may redeem all or a portion of each series of shares of Preferred Stock, at our option at the redemption prices set forth below, on any dividend payment date for which dividends have been declared in full.

		Redemption price
CUSIP	Title of securities represented by shares of preferred stock	per share

318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$25.00
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	25.00
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	25.00
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	25.00
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	25.00

Series G Preferred Stock may not be redeemed prior to January 16, 2012 unless we have received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $100 million. In such a case, we may redeem Series G Preferred Stock, subject to the approval of the Board of Governors of the Federal Reserve System, in whole or in part, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after January 16, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of First BanCorp at the time of issuance under the applicable risk-based capital guidelines. Qualified Equity Offerings do not include issuances made in connection with agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. After January 16, 2012, Series G Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, subject to the approval of the Board of Governors of the Federal Reserve System. In any redemption of Series G Preferred Stock, the redemption price is an amount equal to the per-share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

Redemption at Option of Holder

The shares of Preferred Stock and Series G Preferred Stock are not redeemable at the option of the holders.

Common Stock

We have no obligation or right to redeem our common stock.

Listing

Preferred Stock

Our shares of Series G Preferred Stock are not listed on a national securities exchange and we expect to submit a request to the NYSE to delist our shares of Preferred Stock.

Common Stock

The common stock is listed for trading on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be the Bank of New York Mellon.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have outstanding an aggregate of      shares of our common stock (      shares if the underwriters in this offering exercise their overallotment option in full) that will be freely tradable without restriction or further registration under the Securities Act, except that an aggregate of      shares held by our directors and executive officers will be subject to lock-up agreements, as described under “Underwriting,” and our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may resell their shares in the public market only in compliance with Rule 144, as described below.

Future sales of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities in the future.

After completion of this offering, we expect to issue additional shares of our common stock. We expect to issue shares of common stock upon the conversion of the U.S. Treasury’s shares of Series G Preferred Stock into shares of our common stock. In addition, to the extent that the U.S. Treasury elects to exercise its warrant, we may issue up to an additional 5,842,259 pre-reverse stock split shares of common stock at an initial exercise price of $0.7252 per share.

We may also issue shares to BNS if it exercises its anti-dilution rights under the Stockholder Agreement. As of December 2, 2010, BNS owns an aggregate of 9,250,450 pre-reverse stock split shares of common stock. BNS’ purchase of such shares in a private placement on August 24, 2007 resulted in its ownership of approximately 10% of the then outstanding shares of common stock. Pursuant to an amendment to the Stockholder Agreement that we finalized with BNS recently, we must give an aggregate notice of our sales of common stock by no later than April 1, 2011 and BNS has the ability to decide whether to exercise its anti-dilution rights so that it owns up to approximately 10% of our outstanding common stock after we have given BNS such notice of our issuance of common stock (i) in the recently completed exchange offer under which we issued shares of common stock in exchange for the then outstanding shares of the Corporation’s Series A through E Preferred Stock, and/or (ii) in a sale of common stock for cash, in one or more public or private offerings, and/or (iii) pursuant to the conversion into common stock of the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury in exchange for the Series F Preferred Stock.

The U.S. Treasury and BNS have certain registration rights, and will be able to sell shares pursuant to the provisions of Rule 144, which are described below. In addition, BNS has various other rights under the Stockholder Agreement under which it acquired its shares, including the right to observe meetings of our board of directors.

In addition to the beneficial ownership of more than 5% of our outstanding common stock by the U.S. Treasury if the U.S. Treasury’s shares of Series G Preferred Stock are converted into shares of common stock and BNS’ right to acquire additional shares of our common stock so that it beneficially owns approximately 10% of our outstanding common stock, as of October 11, 2010, UBS AG, filing on behalf of itself and three wholly owned subsidiaries, UBS Securities LLC, UBS Financial Services Inc. and UBS Trust Company of Puerto Rico (collectively, “UBS”), reported beneficial ownership of 36,551,657 pre-reverse stock split shares of common stock, or 11.4% of our outstanding pre-reverse stock split shares of common stock. UBS reported sole voting and dispositive power over 8,060,715 shares, shared voting power over 8,052,599 shares and shared dispositive power over 28,490,942 shares. UBS reported that 20,438,343 shares, with respect to which it disclaimed beneficial ownership, were held by a trustee pursuant to a voting trust agreement on behalf of five fixed-income, closed-end Puerto Rico investment companies managed by UBS Trust Company of Puerto Rico.

Rule 144

In general, any person who is not one of our “affiliates” (as that term is defined in Rule 144) at any time during the three months preceding a sale, and who has owned the restricted shares proposed to be sold for at least six months, is entitled to sell an unlimited number of such shares of common stock provided current public information about us is available. Such non-affiliate, after owning the restricted shares proposed to be sold for at least one year, is entitled to sell an unlimited number of such shares regardless of whether current public information about us is available.

In general, under Rule 144, our affiliates are entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; and

•	The average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

In addition, sales of shares of our common stock under Rule 144 by our affiliates must be in brokers’ transactions and are also subject to notice requirements and to the availability of current public information about us.

Resale Registration Rights

Each of the U.S. Treasury and BNS has the right, subject to certain exceptions and conditions, to require us to register their securities under the Securities Act, and to participate in certain registrations of securities by us. Pursuant to the terms of the Exchange Agreement between us and the U.S. Treasury, which references the registration rights set forth in the Letter Agreement, dated as of January 16, 2009, between us and the U.S. Treasury, which incorporates by reference that certain Securities Purchase Agreement — Standard Terms (collectively, the “Securities Purchase Agreement”), the U.S. Treasury has resale registration rights that cover the shares of Series G Preferred Stock, the warrant and our shares of common stock issuable upon conversion of the Series G Preferred Stock and the U.S. Treasury’s exercise of its warrant. Pursuant to the terms of the Stockholder Agreement between us and BNS, BNS has resale registration rights that cover any shares of our common stock that BNS has acquired, including pursuant to the exercise of its anti-dilution rights. Registration of shares of our common stock under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon sale to non-affiliates pursuant to the registration statement.

Demand Resale Registration Rights

Subject to specified limitations, the U.S. Treasury may demand that we register all or a portion of their registrable securities under the Securities Act on a shelf resale registration statement on Form S-3. The U.S. Treasury has acknowledged that we are not currently eligible to file a shelf resale registration statement on Form S-3, and we are not obligated to file a shelf resale registration statement on an appropriate form unless and until requested to do so by the U.S. Treasury.

Subject to specified limitations, BNS may demand that we register all or a portion of their registrable shares under the Securities Act. We are not obligated to file a resale registration statement pursuant to this provision unless the aggregate number of the registrable shares requested to be registered constitutes at least 3% of our shares of common stock issued and outstanding on the date such demand is made. In addition, BNS may demand that we register on Form S-3 all or any portion of the registrable shares it owns at any time that we are eligible to file a registration statement relating to an offering on Form S-3. We are not obligated to register BNS’s shares at any time that they are already included in an effective shelf resale registration statement.

Piggyback Resale Registration Rights

Similarly, subject to specified limitations, if during any period when an effective shelf resale registration statement is not available, we propose to register any of our equity securities, the U.S. Treasury is entitled to include its registrable securities upon written request to us; provided, however, that if the registration is proposed to be underwritten, the U.S. Treasury’s right to registration is conditioned upon the U.S. Treasury’s securities being of the same class of securities as the securities to be offered in the underwritten offering.

Subject to specified limitations, BNS is entitled to include its registrable shares of our common stock in any registration statement that we are filing for other purposes. Pursuant to this provision, we have already included the 9,250,450 pre-reverse stock split shares of common stock purchased by BNS in 2007 on a shelf registration statement filed in 2009.

Limitations and Expenses

In the event that any registration in which the U.S. Treasury participates pursuant to the Securities Purchase Agreement or BNS participates pursuant to the Stockholder Agreement is an underwritten public offering, the number of securities to be included for them may, in specified circumstances, be limited due to market conditions or if the managing underwriters advise us that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price). Pursuant to the Securities Purchase Agreement and the Stockholder Agreement, we are required to pay all registration expenses, including the fees and expenses of certain counsel, other than any underwriting discounts and commissions, in connection with any such resale registration statements.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten offering in which Sandler O’Neill & Partners, L.P. is acting as sole bookrunning manager and representative of the underwriters. We will enter into an underwriting agreement with the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below:

Number of post-reverse
Name	stock split shares

Sandler O’Neill & Partners, L.P.
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until that option is exercised.

Over-Allotment Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of           additional post-reverse stock split shares of common stock (equal to 15% of the total number of shares we are offering) at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus.

Commissions and Expenses

The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $      per post-reverse stock split share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $      per post-reverse stock split share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional post-reverse stock split shares of our common stock.

	Per	Total
	post-	without	Total with
	reverse	over-	over-
	stock split	allotment	allotment
	share	exercise	exercise

Public offering price	$	$	$
Underwriting discount	$	$	$

Proceeds to us (before expenses)	$	$	$

In addition to the underwriting discount, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, regardless of whether this offering is consummated, including, without limitation, legal fees and expenses, marketing, syndication and travel expenses. We estimate that the total expenses of this offering, including out-of-pocket expenses of the underwriters in an amount not to exceed $150,000 but exclusive of the underwriting discounts and commissions, will be approximately $1,200,000 and are payable by us. Our reimbursement of the underwriters’ out-of-pocket expenses is deemed to be underwriting compensation by FINRA.

Sales of shares made outside of the U.S. may be made by affiliates of the underwriters.

Indemnity

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-up Agreements

We and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus, not to sell, offer to sell, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. except as otherwise provided herein and subject to other customary exceptions. The 90-day restricted period described above will be automatically extended if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) before the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the 17-day period beginning on the date on which the earnings release is issued or the material news or material event related to us occurs.

These restrictions are expressly agreed to preclude us and our executive officers and directors from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether the transaction would be settled by delivery of common shares or other securities, in cash or otherwise.

In addition, the U.S. Treasury has agreed in principle to enter into an agreement not to sell any shares of common stock for a period of 45 days after the date of the conversion of the Series G Preferred Stock into common stock.

Listing on the New York Stock Exchange

Our common stock is listed on the NYSE under the trading symbol “FBP.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriters

Certain of the underwriters or some of their respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, compensation for such services.

UBS Securities LLC acted as dealer manager for the Exchange Offer, which was completed on August 30, 2010. See “—Recent Developments.”

Notices to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)  to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our shares of common stock;

(b)  to any legal entity which has two or more of: (1) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts; or

(c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our shares of common stock shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for our shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and our shares of common stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, our shares of common stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to our shares of common stock with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to our shares of common stock.

Our shares of common stock are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to our shares of common stock has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our shares of common stock, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our shares of common stock shall be deemed to be made to such recipient and no applications for our shares of common stock will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our shares of common stock you undertake to us that, for a period of 12 months from the date of issue of our shares of common stock, you will not transfer any interest in our shares of common stock to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our shares of common stock may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our shares of common stock will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our shares of common stock is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our shares of common stock may not be circulated or distributed, nor may our shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)  by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired our shares of common stock under Section 275 of the SFA, except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2)  where no consideration is given for the transfer; or

(3)  where the transfer is by operation of law.

In addition, investors in Singapore should note that our shares of common stock acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of our shares of common stock.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. As of the date of this prospectus, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 225,000 shares of our common stock, as determined in accordance with Rule 13d-3 of the Exchange Act. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

           Shares

Common Stock

PROSPECTUS

Sole Book-Running Manager

Lead Manager

UBS Investment Bank

The date of this prospectus is          , 2010

Until          , 2010, 25 days after the date of this prospectus, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of the common stock being registered, all of which will be paid by us. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority (“FINRA”), filing fee and the listing fee for the NYSE.

Amount paid
or to be paid

SEC registration fee	$40,997.50
FINRA filing fee	$58,000.00
NYSE listing fees	$0.00
Printing expenses	$75,000.00
Legal fees and expenses	$775,000.00
Accounting fees and expenses	$70,000.00
Transfer agent and registrar fees and expenses	$5,000.00
Federal and state taxes	$0.00
Miscellaneous expenses	$176,002.50

Total Expenses	$1,200,000.00

*	To be filed by amendment

Item 14.  Indemnification of Directors and Officers.

(a)  Article NINTH of First BanCorp’s Articles of Incorporation provides for indemnification of directors and officers and reads as follows:

(1)  First BanCorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of First BanCorp) by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp, or is or was serving at the written request of First BanCorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of First BanCorp and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)  First BanCorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of First BanCorp to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp, or is or was serving at the written request of First BanCorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to First BanCorp unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)  To the extent that a director, officer, employee or agent of First BanCorp has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4)  Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by First BanCorp only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by First BanCorp in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by First BanCorp as authorized in this Article NINTH.

(6)  The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)  By action of its Board of Directors, notwithstanding any interest of the directors in the action, First BanCorp may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of First BanCorp, or is or was serving at the written request of First BanCorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(8)  Notwithstanding anything contained herein to the contrary, no indemnification may be made by First BanCorp to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

(b)  Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

(c)  Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d)  Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above.

(e)  First BanCorp maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

Item 15.  Recent Sales of Unregistered Securities.

The following sets forth information regarding unregistered securities that were sold by the Registrant within the past three years:

On July 20, 2010, the Registrant exchanged its Fixed Rate Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share (“Series F Preferred Stock”), which has a liquidation preference of $400 million, and accrued and unpaid dividends on the Series F Preferred Stock, for shares of a new series of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “Series G Preferred Stock”), that has similar terms (including the same liquidation preference), but, as amended on December 1, 2010, which we could convert under certain conditions and the holder could convert based on an initial conversion rate of 1034.1975 pre-reverse stock split shares of common stock for each share of Series G Preferred Stock (calculated by dividing $750, or a discount of 25% from the $1,000 liquidation preference per share of Series G Preferred Stock, by the initial conversion price of $0.7252 per pre-reverse stock split share, which is subject to adjustment).

In addition, the Registrant issued an amended and restated warrant (the “Amended and Restated Warrant”), having a 10-year term and exercisable at an initial exercise price of $0.7252 per share, at the same time as it issued the Series G Preferred Stock in exchange for the Series F Preferred Stock to replace the warrant issued to the U.S. Treasury on January 16, 2009 (the “Warrant”) in connection with the issuance of the Series F Preferred Stock to the U.S. Treasury. Like the Warrant, the Amended and Restated Warrant has an anti-dilution right that requires an adjustment to the exercise price for, and the number of shares underlying, the warrant. This adjustment will be necessary under various circumstances, including for the reverse stock split and if we issue shares of common stock for consideration per pre-reverse stock split share that is lower than the initial pre-reverse stock split conversion price of the Series G Preferred Stock, or $0.7252.

On January 16, 2009, the Registrant entered into a Letter Agreement with the U.S. Treasury pursuant to which the U.S. Treasury invested $400,000,000 in Series F Preferred Stock of the Registrant under the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. Under the Letter Agreement, which incorporates the Securities Purchase Agreement—Standard Terms, the Registrant issued and sold to the U.S. Treasury (1) 400,000 shares of Series F Preferred Stock, and (2) the Warrant to purchase 5,842,259 pre-reverse stock split shares of First BanCorp’s common stock at an initial exercise price of $10.27 per pre-reverse stock split share.

On August 24, 2007, the Registrant entered into a Stockholder Agreement relating to its sale of 9,250,450 pre-reverse stock split shares of common stock to The Bank of Nova Scotia (“BNS”) at a price of $10.25 per pre-reverse stock split share (aggregate value of $94,817,112.50) pursuant to the terms of an Investment Agreement, dated February 15, 2007.

Each of the Series G Preferred Stock, the Amended and Restated Warrant, and the 9,250,450 pre-reverse stock split shares of the Registrant’s common stock sold to BNS in 2007 were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. Each transaction was made without general solicitation or advertising. However, none of the shares of Series G Preferred Stock or the Warrant and Amended and Restated Warrant, or the shares underlying such warrant are subject to any contractual restriction on transfer.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)  Financial Statements Schedules.

The financial statement schedules have been provided in the consolidated financial statements or notes thereto, which are incorporated herein by reference to the Registrant’s Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 2, 2010.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santurce, Puerto Rico, on December 2, 2010.

FIRST BANCORP.

By:	/s/ Orlando Berges
Orlando Berges
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Aurelio Alemán	President, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2010

/s/ Orlando Berges Orlando Berges	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 2, 2010

* Jorge L. Díaz	Director	December 2, 2010

* José L. Ferrer-Canals	Director	December 2, 2010

* Frank Kolodziej	Director	December 2, 2010

* José Menéndez-Cortada	Director	December 2, 2010

Héctor M. Nevares	Director

* José F. Rodríguez	Director	December 2, 2010

* Fernando Rodríguez-Amaro	Director	December 2, 2010

* Pedro Romero	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 2, 2010

* Sharee Ann Umpierre-Catinchi	Director	December 2, 2010

*  Lawrence Odell, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors and officers of the registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Lawrence Odell
Lawrence Odell
Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.
3.1	Restated Articles of Incorporation, incorporated by reference from Exhibit 3.1 of the Form S-1/A filed by First BanCorp on August 24, 2010.
3.2	By-Laws, incorporated by reference from Exhibit 3.2 of the Form 10-K for the year ended December 31, 2008 filed by First BanCorp on March 2, 2009.
3.3	Certificate of Designation creating the 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A, incorporated by reference from Exhibit 4(B) to the Form S-3 filed by First BanCorp on March 30, 1999.
3.4	Certificate of Designation creating the 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B, incorporated by reference from Exhibit 4(B) to Form S-3 filed by First BanCorp on September 8, 2000.
3.5	Certificate of Designation creating the 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C, incorporated by reference from Exhibit 4(B) to the Form S-3 filed by First BanCorp on May 18, 2001.
3.6	Certificate of Designation creating the 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D, incorporated by reference from Exhibit 4(B) to the Form S-3/A filed by First BanCorp on January 16, 2002.
3.7	Certificate of Designation creating the 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E, incorporated by reference from Exhibit 4.2 to the Form 8-K filed by First BanCorp on September 5, 2003.
3.8	Certificate of Designation creating the fixed-rate cumulative perpetual preferred stock, Series G, incorporated by reference from Exhibit 10.3 to the Form 8-K filed by First BanCorp on July 7, 2010.
3.9	First Amendment to Certificate of Designation creating the Fixed-Rate Cumulative Mandatorily Convertible Preferred Stock, Series G, incorporated by reference from Exhibit 3.1 to the Form 8-K filed by First BanCorp on December 2, 2010.
4.1	Form of Common Stock Certificate, incorporated by reference from Exhibit 4 of the Registration Statement on Form S-4/A filed by First BanCorp on April 24, 1998.
4.2	Form of Stock Certificate for 7.125% non-cumulative perpetual monthly income preferred stock, Series A, incorporated by reference from Exhibit 4(A) to the Form S-3 filed by First BanCorp on March 30, 1999.
4.3	Form of Stock Certificate for 8.35% non-cumulative perpetual monthly income preferred stock, Series B, incorporated by reference form Exhibit 4(A) to the Form S-3 filed by First BanCorp on September 8, 2000.
4.4	Form of Stock Certificate for 7.40% non-cumulative perpetual monthly income preferred stock, Series C, incorporated by reference from Exhibit 4(A) to the Form S-3 filed by First BanCorp on May 18, 2001.
4.5	Form of Stock Certificate for 7.25% non-cumulative perpetual monthly income preferred stock, Series D, incorporated by reference from Exhibit 4(A) to the Form S-3/A filed by First BanCorp on January 16, 2002.
4.6	Form of Stock Certificate for 7.00% non-cumulative perpetual monthly income preferred stock, Series E, incorporated by reference from Exhibit 4.1 to the Form 8-K filed by First BanCorp on September 5, 2003.
4.7	Form of Stock Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series F, incorporated by reference from Exhibit 4.6 to the Form 10-K for the year ended December 31, 2008 filed by First BanCorp on March 2, 2009.
4.8	Amended and Restated Warrant, Annex A to the Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed on July 7, 2010.
5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of First BanCorp, regarding the validity of the Common Stock being registered.*
10.1	FirstBank’s 1997 Stock Option Plan, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by First BanCorp on March 26, 1999.

Exhibit
No.	Description

10.2	First BanCorp’s 2008 Omnibus Incentive Plan, incorporated by reference from Exhibit 10.1 to the Form 10-Q for the quarter ended March 31, 2008 filed by First BanCorp on May 12, 2008.
10.3	Investment Agreement between The Bank of Nova Scotia and First BanCorp dated February 15, 2007, including the Form of Stockholder Agreement, incorporated by reference from Exhibit 10.01 to the Form 8-K filed by First BanCorp on February 22, 2007.
10.4	Employment Agreement—Aurelio Alemán, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by First BanCorp on March 26, 1999.
10.5	Amendment No. 1 to Employment Agreement—Aurelio Alemán, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by First BanCorp on May 11, 2009.
10.6	Amendment No. 2 to Employment Agreement—Aurelio Alemán, incorporated by reference from Exhibit 10.6 of the Form 10-K for the year ended December 31, 2009 filed by First BanCorp on March 2, 2010.
10.7	Employment Agreement—Randolfo Rivera, incorporated by reference from the Form 10-K for the year ended December 31, 1998 filed by First BanCorp on March 26, 1999.
10.8	Amendment No. 1 to Employment Agreement—Randolfo Rivera, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by First BanCorp on May 11, 2009.
10.9	Amendment No. 2 to Employment Agreement—Randolfo Rivera, incorporated by reference from Exhibit 10.9 of the Form 10-K for the year ended December 31, 2009 filed by First BanCorp on March 2, 2010.
10.10	Employment Agreement—Lawrence Odell, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by First BanCorp on February 9, 2007.
10.11	Amendment No. 1 to Employment Agreement—Lawrence Odell, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by First BanCorp on February 9, 2007.
10.12	Amendment No. 2 to Employment Agreement—Lawrence Odell, incorporated by reference from the Form 10-Q for the quarter ended March 31, 2009 filed by First BanCorp on May 11, 2009.
10.13	Amendment No. 3 to Employment Agreement—Lawrence Odell, incorporated by reference from Exhibit 10.13 of the Form 10-K for the year ended December 31, 2009 filed by First BanCorp on March 2, 2010.
10.14	Employment Agreement—Orlando Berges, incorporated by reference from the Form 10-Q for the quarter ended June 30, 2009 filed by First BanCorp on August 11, 2009.
10.15	Service Agreement Martinez Odell & Calabria, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by First BanCorp on February 9, 2007.
10.16	Amendment No. 1 to Service Agreement Martinez Odell & Calabria, incorporated by reference from the Form 10-K for the year ended December 31, 2005 filed by First BanCorp on February 9, 2007.
10.17	Amendment No. 2 to Service Agreement Martinez Odell & Calabria, incorporated by reference from Exhibit 10.17 of the Form 10-K for the year ended December 31, 2009 filed by First BanCorp on March 2, 2010.
10.18	Consent Order, dated June 2, 1010, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on June 4, 2010.
10.19	Written Agreement, dated June 3, 2010, incorporated by reference from Exhibit 10.2 of the Form 8-K filed on June 4, 2010.
10.20	Exchange Agreement by and between First BanCorp and the United States Treasury dated as of July 7, 2010, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on July 7, 2010.
10.21	Form of Restricted Stock Award Agreement incorporated by reference from Exhibit 10.23 to the Form S-1/A filed by First BanCorp on July 16, 2010.
10.22	Form of Stock Option Agreement for Officers and Other Employees incorporated by reference from Exhibit 10.24 to the Form S-1/A filed by First BanCorp on July 16, 2010.
10.23	Letter Agreement, dated as of January 16, 2009, and Securities Purchase Agreement, dated as of January 16, 2009, by and between First BanCorp and the United States Department of the Treasury, incorporated by reference from Exhibit 10.1 of the Form 8-K filed on January 20, 2009.
10.24	Amendment No. 1 to Stockholder Agreement, dated as of October 13, 2010, by and between First BanCorp and The Bank of Nova Scotia, incorporated by reference to Exhibit 10.1 to the Form 8-K filed on November 24, 2010.

Exhibit
No.	Description

10.25	First Amendment to Exchange Agreement, dated as of December 1, 2010, by and between First BanCorp and The United States Department of the Treasury incorporated by reference from Exhibit 10.1 to the Form 8-K filed by First BanCorp on December 2, 2010.
21.1	Subsidiaries of First BanCorp.†
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Lawrence Odell, Esq. (included in Exhibit 5.1 above).*
25.1	Powers of Attorney (included on signature pages to the initial filing).

*	To be filed by amendment.

†	Previously filed as an exhibit to this Registration Statement.